UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Jabil Inc.
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NOTICE

OF ANNUAL MEETING OF STOCKHOLDERS

Thursday January 25, 2024 10:00 a.m., ET	Voting Information Every Vote is Important! Please vote as soon as possible by any of the following methods:

Access The Annual Meeting

Stockholders may participate in the completely

virtual annual meeting by logging in at:

www.virtualshareholdermeeting.com/JBL2024.

Record Date

Stockholders of record at the close of business on

November 30, 2023, are entitled to attend and

vote at the annual meeting.

Materials

These proxy materials and our annual report were

first sent or made available to stockholders on

December 12, 2023.

Vote Online before the meeting by going to: www.proxyvote.com
Vote by telephone (24/7) (800) 690-6903
Vote by Mail If you received a paper copy of the proxy form by mail, please mark, sign, date and return it in the enclosed, postage-paid envelope.
Vote During Meeting by going to: www.virtualshareholdermeeting.com/JBL2024

Items of Business

Stockholders are being asked to vote on the agenda items described below and to consider any other business properly brought before the annual meeting.

	Voting Proposal	Board Recommendations

1	Elect ten director nominees named in the proxy statement to serve until the next annual meeting of stockholders or until their respective successors are duly elected.	For Each Director Nominee

2	Ratify the appointment of Ernst & Young LLP as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2024.	For

3	Approve (on an advisory basis) the frequency of future advisory stockholder votes to approve Jabil’s executive compensation.	1 Year

4	Approve (on an advisory basis) Jabil’s executive compensation.	For

5	Consider and act upon the stockholder proposal described in this proxy statement, if properly presented at the Annual Meeting.	Against

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 25, 2024:

The Notice of Meeting, Proxy Statement, Annual Report to Stockholders and the means to vote online are available at www.proxyvote.com.

We are pleased to welcome stockholders to our 2024 annual meeting. For accessibility and ease of attendance, the meeting will be held in a virtual format only via the internet. There will be no physical location for stockholders to attend. To attend, vote and submit questions, stockholders should visit www.virtualshareholdermeeting.com/JBL2024 and enter the 16-digit control number on the proxy card, voting instruction form or Notice of Internet Availability. For more details, see “Meeting Access and Additional Information” in this Proxy Statement.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all information you should consider. Please read the entire Proxy Statement carefully before voting.

The enclosed proxy is solicited on behalf of Jabil Inc., a Delaware corporation (references to “Jabil,” “Company,” “we,” “our,” or “us” mean Jabil Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders.

Our Company Overview

Jabil is a leading provider of worldwide manufacturing services and solutions. We provide comprehensive electronics design, production, and product management services to companies in various industries and end markets.

Our Fiscal Year

Jabil’s fiscal year begins on September 1 and ends on August 31. Our 2023 fiscal year began September 1, 2022 and ended on August 31, 2023. Similarly, our 2024 fiscal year began on September 1, 2023 and will end on August 31, 2024.

Key FY 2023 Performance Results

*A reconciliation for each of these measures can be found in Appendix A to this proxy statement.

Fiscal Year 2023 Dynamic Operating Environment

Despite a dynamic and challenging global operating environment, including the war in Ukraine and supply challenges, Jabil’s financial performance in fiscal year 2023 was strong.

COVID-19 has continued to affect our business and the businesses of our customers and suppliers.

The impact on our suppliers has led to supply chain constraints, including difficulty sourcing materials necessary to fulfill customer production requirements and challenges in transporting completed products to our end customers.

Jabil Inc. Fiscal Year 2023 Proxy Statement	1

Corporate Governance Highlights

For a detailed discussion of our corporate governance, please see “Corporate Governance” beginning on page 7.

Board Leadership

Effective May 1, 2023, our Board appointed Mr. Kenneth Wilson as our new CEO. At the same time, the Board also increased the size of the Board to nine directors and appointed Mr. Wilson to our Board. Following his retirement as CEO, Mr. Mark Mondello remains on our Board as Chairman and has continuing executive responsibilities related to acquisitions and other strategic matters. Mr. Steve Raymund continues in the role of Lead Independent Director. In that role, Mr. Raymund presides at meetings of the Board when Mr. Mondello is not present (including executive sessions of the independent directors) approves the agenda and schedule for Board meetings, and has authority to call executive session of the independent directors. Mr. Raymund may also act as a liaison between the Chairman and the independent directors.

Jabil Inc. Fiscal Year 2023 Proxy Statement	2

Our Director Nominees

Our Board recommends that you vote FOR each of the director nominees named below for terms that expire at the Annual Meeting held in 2025. The following table provides summary information about each nominee, and you can find additional information under “Proposal 1, Election of Directors” on page 16. All directors with the exception of Messrs. Mondello and Wilson are independent.

			Committee Memberships

Name Occupation	Age	Director Since	AC	CC	CSC	N& CGC	No. of Other Public Boards

Anousheh Ansari CEO, XPRIZE	57	2016					1

Christopher S. Holland Former SVP & CFO, C. R. Bard, Inc.	57	2018					1

Mark T. Mondello Chairman of the Board, Jabil Inc.	59	2013					0

John C. Plant CEO, Chairman, Howmet Aerospace Inc.	70	2016					2

Steven A. Raymund Retired Chairman & CEO, Tech Data Corporation and Lead Independent Director, Jabil Inc.	68	1996					1

James Siminoff Chief Strategy Officer and incoming CEO, Latch, Inc.	47						0

David M. Stout Retired President, Pharmaceuticals, GlaxoSmithKline	69	2009					0

N.V. “Tiger” Tyagarajan President and CEO, Genpact Limited	62						1

Kathleen A. Walters Retired EVP & Group President, Georgia-Pacific	72	2019					0

Kenneth S. Wilson CEO and Director, Jabil Inc.	58	2023					0

KEY

Member	AC – Audit Committee
Chair	CC – Compensation Committee

Financial Expert	CSC – Cybersecurity Committee

N&CGC – Nominating & Corporate Governance Committee

Director Nominee Highlights

Jabil Inc. Fiscal Year 2023 Proxy Statement	3

Key Director Qualifications and Characteristics

Our Board possesses the following experience, qualifications and characteristics:

Strategic Skills	Core Competencies

Global Operations	Corporate Governance

Business Development & Strategic Planning	Financial & Audit

Supply Chain	Risk & Compliance

Technology & Cybersecurity	Industry Leadership

Mergers & Acquisitions

Environmental & Sustainability

Human Capital Management

Compensation Program Highlights for FY 2023

Executive Compensation Philosophy

Jabil’s compensation philosophy is aligned with our business strategy and is designed to attract and retain employees, focus on achievement of short-term and long-term business results, consider individual performance and align with the short and long-term interests of stockholders.

Compensation Best Practices

Jabil Inc. Fiscal Year 2023 Proxy Statement	4

JABIL ENVIRONMENTAL & SOCIAL GOVERNANCE HIGHLIGHTS

At Jabil, sustainability is the integration of environmental health, social equity, governance and economic growth to create thriving, healthy, diverse and resilient business operations for our employees and the communities in which we live and work.

Enterprise Pillars and Focus Areas

We established three pillars that form the foundation for our global sustainability efforts:

Within the pillars, we’ve identified focus areas where we believe we can make the most impact, all of which are aligned with the United Nations Sustainable Development Goals.

DIVERSITY, EQUITY & INCLUSION	EMPLOYEE HEALTH & WELL- BEING	HUMAN RIGHTS	COMMUNITY VOLUNTEERISM	CLIMATE ACTION

HEALTHY ENVIRONMENT & SAFE OPERATIONS	RESOURCE EFFICIENCY	CIRCULAR ECONOMY	CYBERSECURITY

Jabil Inc. Fiscal Year 2023 Proxy Statement	5

Sustainability Council

In May 2021, we formed our first formal Enterprise Sustainability Leadership Council to advise and collaborate on sustainable business strategies to provide pathways to responsible, stable, profitable, and long-term economic growth. The membership is a cross functional team of company leaders that help ensure the integration of business and sustainability priorities across the company.

FY 2023 Achievements

Green House Gas (GHG) Reduction: We expect to meet our target of achieving a 25% GHG reduction (compared to the fiscal 2019 baseline) ahead of schedule.

Allocation of Green Bond Offering Proceeds: In May 2022, we issued $500 million aggregate principal amount of senior notes due 2027. We intend to allocate an amount equal to the net proceeds from these notes to finance or refinance, in whole or in part, one or more eligible expenditures related to eco-efficient products, waste and water diversion, renewable energy, reducing the environmental impact of our operations, green buildings and clean transportation. As of the beginning of fiscal year 2023, approximately 61% of the funds had been allocated.

Inclusivity: In fiscal year 2023, we advanced diversity, equity, and inclusion (DEI) programming through the formation of our second enterprise-wide DEI Council, which works closely with our business, manufacturing, and functional teams to identify areas of focus and make informed decisions around our DEI strategy and organization. During fiscal year 2023, numerous initiatives were launched in alignment with Jabil’s ESG goals.

Forward-Looking Statement

This Proxy Statement contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “should,” “could,” “can,” “may,” and similar terms. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements, and you are cautioned not to put undue reliance on forward-looking statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects. Factors that might cause such differences include, but are not limited to, those discussed in Part I, Item 1A of our Annual Report on Form 10-K under the heading “Risk Factors.”

Jabil Inc. Fiscal Year 2023 Proxy Statement	6

CORPORATE GOVERNANCE

Our Board of Directors believes that effective corporate governance creates the foundation that allows Jabil to pursue its mission. Corporate governance at Jabil is designed to promote the long-term interests of our stockholders, maintain internal checks and balances, strengthen management accountability, inspire public trust, and foster responsible decision making and accountability.

Board Leadership Structure

The Board of Directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-management directors. The Board believes that it should have the flexibility to make these determinations in the way that best provides appropriate leadership for Jabil. The Board has determined, however, that when the Chairman is not an independent director, there should also be a lead independent director who is appointed by the independent directors to serve for a period of at least one year. This position is currently held by Steven Raymund, who assumed the role of Lead Director in November 2021. Mr. Raymund’s knowledge of Jabil and its industry, combined with his extensive experience as a chief executive officer and chairman of a global business and his participation and leadership on other public company boards make him highly qualified to carry out the Lead Director role.

Role of the Independent Lead Director

•  Presides at meetings of the board at which the Chairman is not present, including executive sessions of the non-management directors

•  Upon request, serves as liaison between the Chairman and the independent directors

•  Approves the agenda and schedule for Board meetings

•  If requested by management, is available for consultation and communication with major stockholders

•  Authorized to call executive sessions of the independent directors

Board of Directors Meetings during Fiscal Year 2023

The Board of Directors held a total of nine meetings during fiscal year 2023. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board held during fiscal year 2023 and (ii) the total number of meetings held by each committee of the Board on which such director served during fiscal year 2023. The Chairman of the Board presided over all meetings of the Board.

Board Committees

The Board has four standing Committees: (1) Audit Committee, (2) Compensation Committee, (3) Nominating and Corporate Governance Committee, and (4) Cybersecurity Committee. All committees operate under written charters which are posted on our website under the heading Governance at https://investors.jabil.com/overview/default.aspx. Detailed information on each committee is below. All committee members meet the independence requirements of the listing standards of the New York Stock Exchange (“NYSE”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for service on such committees. Messrs. Siminoff and Tyagarajan are expected to be assigned to committees following their election to the Board.

Jabil Inc. Fiscal Year 2023 Proxy Statement	7

Committee Chart

Director	Audit	Compensation	Nominating & Corporate Governance	Cybersecurity	Independent

Mark Mondello, Chairman

Steven Raymund, Lead Independent Director

Thomas Sansone, Vice Chairman(1)

Anousheh Ansari

Christopher Holland

John Plant

David Stout

Kathleen Walters

Kenneth Wilson, CEO & Director

KEY
Member Chair

(1)

Mr. Sansone is not standing for re-election and thus his committee membership will conclude on January 25, 2024. The Board expects to appoint a new member to each of the Nominating & Corporate Governance and the Audit Committees immediately following his departure.

Audit Committee

11

Meetings in FY 2023

Members:

Christopher Holland

John Plant

Thomas Sansone

Independence:

Each member of the

committee is independent.

Audit Committee

Financial Experts:

All members of the Audit

Committee are audit

committee financial

experts.

Charter Last Revised:

October 20, 2022

Role and Responsibilities

Assists the Board in fulfilling its oversight responsibilities with respect to:

○  The integrity of Jabil’s financial statements;

○  Jabil’s compliance with legal and regulatory requirements;

○  The qualifications and independence of Jabil’s independent auditor; and

○  The performance of Jabil’s independent auditor and internal audit function;

• Selects, appoints, retains, compensates, oversees the work of, evaluates and, when appropriate, replaces Jabil’s independent auditor;

• Reviews in advance and grants any appropriate preapprovals of all audit and non-audit services to be provided by Jabil’s independent auditor; and

• To the extent the Audit Committee deems necessary or appropriate, it shall, among other things:

○  Review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, and review and discuss proposed earnings press releases;

○  Review and discuss with management and the independent auditor the Company’s internal controls report;

○  Review with the independent auditor any audit problems or difficulties; and

○  Discuss guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

Jabil Inc. Fiscal Year 2023 Proxy Statement	8

Compensation Committee
5 Meetings in FY 2023 Members: Kathleen Walters Anousheh Ansari Steven Raymund Independence: Each member of the committee is independent. Charter Last Revised: October 20, 2022

Role and Responsibilities

Assists the Board in discharging its oversight responsibilities relating to the compensation of Jabil’s executive officers, by among other things:

• Reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals and objectives, and setting the compensation level of the Chief Executive Officer based on this evaluation and other factors considered by the committee;

• Reviewing and approving the annual base salaries and incentive compensation of other officers;

• Making recommendations to the Board of Directors for the adoption or modification of equity-based and incentive compensation plans;

• Determining stock ownership guidelines for the CEO and other executive officers of the Company and reviewing compliance with such guidelines; and

• Reviewing and assessing as needed the Company’s programs and key metrics related to diversity, equity and inclusion.

Nominating & Corporate Governance Committee
4 Meetings in FY 2023 Members: Steven Raymund Thomas Sansone David Stout Independence: Each member of the committee is independent. Charter Last Revised: October 20, 2022

Role and Responsibilities

Assists the Board of Directors in fulfilling its oversight responsibilities by, among other things:

• Developing and recommending to the Board of Directors a set of corporate governance guidelines and annually reviewing these guidelines and recommending changes, as appropriate;

• Reviewing and reporting on possible Board candidates consistent with the Board’s criteria for selecting new directors;

• Annually recommending to the Board of Directors the individuals to be nominated for election or re-election as directors at the annual meeting of stockholders, identifying and recruiting individuals and recommending director candidates to be elected by the Board to fill vacancies and newly created directorships;

• Establishing Board compensation and annually reviewing the form and amount of such compensation;

• Recommending to the Board of Directors (1) director independence and committee member qualifications, (2) committee member appointments and removals and (3) committee structure and operations;

• Providing oversight of the annual evaluation of the Board;

• Reviewing emerging corporate governance issues and practices;

• Reviewing and approving outside directorships offered to board members;

• Overseeing new director orientation and ongoing education for directors; and

• Overseeing the Company’s programs relating to environment, social, and governance matters except to the extent reserved for the full Board or another committee.

Jabil Inc. Fiscal Year 2023 Proxy Statement	9

Cybersecurity Committee
4 Meetings in FY 2023 Members: Anousheh Ansari Christopher Holland David Stout Independence: Each member of the committee is independent. Charter Last Revised: October 20, 2022

Role and Responsibilities

Assists the Board in fulfilling its oversight responsibilities regarding Jabil’s cybersecurity programs and risks, including:

• Overseeing the cybersecurity practices, procedures and controls management uses to identify, assess and manage Jabil’s key cybersecurity programs and risks;

• Ensuring the protection of the confidential intellectual property, information and data of Jabil and its customers; and

• Ensuring compliance with applicable data protection laws and regulations;

In performing its oversight responsibilities, the Committee will review with management and the Board, and actively advise them regarding, the following, as necessary:

• Management’s implementation of cybersecurity programs, policies and procedures and management’s actions to safeguard their effectiveness;

• Effectiveness of Jabil’s cybersecurity programs and its practices for identifying, assessing and mitigating cybersecurity risks across all business functions;

• Controls to prevent, detect and respond to cyber-attacks or information or data breaches involving Jabil; and

• Cyber crisis preparedness, incident response plans, and disaster recovery capabilities.

Executive Sessions

Our independent directors meet at least once annually in executive session without management present. In fiscal year 2023, Mr. Raymund, our Lead Independent Director, presided at such meetings. See “How to Communicate with our Board” for the method for interested parties to make their concerns known to an independent director, or to the independent directors as a group.

Our Director Nominations Process

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of director nominees to the Board for nomination at each annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider nominees for Board membership suggested by its members and other Board members, as well as nominees identified by management and stockholders. The Nominating and Corporate Governance Committee may at its discretion, retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. A prospective nominee will be evaluated against the characteristics and competencies set out in Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate, having mature confidence, having high performance standards, and bringing passion and creativity to their role, as well as contributing to the Board’s core competencies and the Board’s diversity of backgrounds, experiences, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits.

Director Recommendations by Stockholders

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders and evaluate them using the same criteria as other candidates.

Jabil Inc. Fiscal Year 2023 Proxy Statement	10

All stockholder director nominee recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee in care of Jabil’s Corporate Secretary at Jabil’s corporate headquarters, at 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered.

Board Diversity

The Board of Directors and the Nominating and Corporate Governance Committee consider diversity in the selection of nominees desirable in achieving an appropriate group of qualified individuals to advance our long-term business interests. Utilizing a broad meaning of the term “diversity”, the Board and Nominating and Corporate Governance Committee consider a nominee’s background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits, including gender, race, ethnicity and national background, geography, age and sexual orientation. Diversity is noted to be a factor for consideration of director nominees in our Corporate Governance Guidelines and, as part of the search process for each new director, the Nominating and Corporate Governance committee seeks to include women and minorities in the pool of candidates.

Determinations of Director Independence

The Board, with the assistance of the Nominating and Corporate Governance Committee, periodically undertakes a review of director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship with Jabil and is otherwise independent under the listing standards of the NYSE. The Board considers all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board determined that the following seven of nine incumbent directors are independent: Anousheh Ansari, Christopher S. Holland, John C. Plant, Steven A. Raymund, Thomas A. Sansone, David M. Stout and Kathleen A. Walters. Director nominees Mr. N.V. “Tiger” Tyagarajan and Mr. James Siminoff were also determined to be independent. In addition, Martha F. Brooks, who retired from the Board at the 2023 annual meeting, qualified as independent during her service on the Board. Messrs. Mondello and Wilson are not considered to be independent. Mr. Mondello was Jabil’s Chief Executive Officer until May 1, 2023 and has continuing executive responsibilities related to acquisitions, divestitures and other strategic matters.

Annual Meeting of Stockholders Attendance Policy

Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual meetings of stockholders, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil schedules a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the most recent Annual Meeting of Stockholders held in January 2023.

Director Stock Ownership Requirements

The Corporate Governance Guidelines require directors to accumulate, within five years of joining the Board, at least the number of shares of company stock equal to such director’s most recent annual Board membership cash fee (not including any additional fees for Committee or Chair service), multiplied by five. The following forms of ownership are counted towards a director’s compliance with this requirement:

•	Shares deemed to be beneficially owned under federal securities laws;

•	Unvested time-based restricted stock shares;

•	Shares subject to unvested time-based restricted stock unit awards; and

•	Other forms of ownership approved by the Board or a committee thereof.

Jabil Inc. Fiscal Year 2023 Proxy Statement	11

If a director does not achieve the applicable stock ownership minimum by the applicable deadline or any time thereafter, the director will be required to retain at least half of the net shares following option exercise or restricted stock or restricted unit award vesting that remain after shares are sold or netted to pay any applicable option exercise prices and withholding taxes.

Majority Voting for Directors

Our directors are elected in uncontested elections by a majority vote. In contested director elections, a plurality voting standard will apply, which means the nominees receiving the greatest number of votes will be elected to serve as directors.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director does not receive more than 50% of the votes actually cast, the incumbent director will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will act on the recommendation within 90 days following the recommendation. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Current Report on Form 8-K or by a press release. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies.

Continuing Excellence

Director Orientation and Ongoing Education

Director orientation – Our robust orientation program familiarizes new directors with Jabil’s businesses, strategies, and policies, and assists new directors in developing company and industry knowledge to optimize their service on the Board.

Continuing education – Regular continuing education programs enhance the skills and knowledge directors use to perform their responsibilities. These programs may include internally developed materials and presentations, programs presented by third parties, and financial and administrative support to attend academic or other independent programs.

Board and Committee’s Annual Evaluation Process

The Board of Directors annually evaluates the performance of the Board and its members. The Nominating & Corporate Governance Committee reviews the results, which are then reported to and discussed with the Board.

Risk Oversight

The Board’s Role in Risk Oversight

Jabil faces a variety of risks, including various operational, financial and other risks. The nature and effect of these risks vary in many ways, including our ability to anticipate and understand the risk, the types of negative impacts that could result if the risk manifests itself, the likelihood that an undesired event or a particular adverse impact would occur, and our ability to control the risk and reduce potential adverse impacts. While particular actions or activities can avoid or mitigate some risks, some risks are unavoidable as a practical matter. The Board takes the potential adverse impact of a risk into consideration when determining the appropriate amount of resources that should be allocated to avoid or mitigate the risk.

Jabil Inc. Fiscal Year 2023 Proxy Statement	12

In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward.

The Board oversees risk management directly and through its committees. Generally, the Board oversees risks that may affect the business of Jabil as a whole, including operational matters. The Audit Committee is responsible for oversight of Jabil’s accounting and financial reporting processes and also discusses with management Jabil’s financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs, the Nominating and Corporate Governance Committee oversees certain corporate governance risks, and the Cybersecurity Committee focuses on cybersecurity risk. As part of their roles in overseeing risk management, these committees periodically report to the Board regarding briefings provided by management and advisors as well as the committees’ own analysis and conclusions regarding certain risks faced by Jabil. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Business and operational risks are considered by the Board in many ways. The Board receives reports from management at least quarterly identifying and discussing various risks facing the Company and its two operating segments and meets with members of the management team to discuss those risks at least quarterly. Our Chief Executive Officer communicates regularly with the Board on such matters. In addition, the Senior Vice President, Finance and the internal audit department periodically report to the Audit Committee on their evaluation of management’s effectiveness in addressing risks by providing a comprehensive review of certain business and related risks, an assessment and ranking of various identified risk items based on their likelihood and the severity of the consequences, including both financial and non-financial impacts, and plans to manage and mitigate such risks. The Senior Vice President, Finance and the internal audit department also consult with third party sources and advisors regarding certain potential risks facing Jabil and incorporate the results of these consultations in their reports. Certain financial risks are identified and discussed during our quarterly and year-end processes. As part of this process, Jabil receives input from a broad range of people, including local and regional facility controllers, regarding financial results, compliance matters, and other matters.

Cybersecurity Risk

The Cybersecurity Committee assists the Board in fulfilling its oversight responsibilities with regard to the Company’s cybersecurity programs and risks, including the cybersecurity practices, procedures and controls management uses to identify, assess and manage the Company’s key cybersecurity programs and risks, to protect the confidential intellectual property, information and data of the Company and its customers and to comply with applicable data protection laws and regulations.    At each of its meetings, the Committee receives a report from management on cybersecurity incident management. The members of the Committee are Messrs. Holland and Stout and its Chairman is Ms. Ansari.

Risks in Compensation Practices

Jabil regularly conducts risk assessments of its compensation policies and practices for its employees, including those relating to its executive compensation programs. Our programs contain various mitigating factors designed to discourage our employees, including the named executive officers (the “NEOs”), from taking unreasonable risks in managing the business. These factors include:

•

Annual cash incentives and vesting for performance-based long-term awards using financial measures with sliding scales, which provide lower payments for lower performance and higher pay for higher performance but set maximum payouts at 200% of the target levels for cash incentives and 150% to 200% of the target levels for performance-based equity awards.

•

For most cash incentive participants, performance metrics focused primarily on the use of broad-based financial metrics, including a mixture of consolidated and business-specific goals, with no single factor receiving an excessive weighting.

•	A mix of time-based and performance-based equity awards for senior management to avoid having a relatively high percentage of compensation tied to one element. We believe that time-based

Jabil Inc. Fiscal Year 2023 Proxy Statement	13

equity awards should reduce risky behavior because these awards are designed to retain employees and are earned over time.

•	A balance of short-term and long-term compensation creating diverse time horizons.

•	Challenging performance targets.

•	Performance measurement periods that encourage long-term, rather than short-term, performance.

•	Minimum stock ownership requirements for our executive officers and directors to align them with the long-term interests of our stockholders.

•	Oversight of programs by a group of functions within Jabil.

•	Advice from outside advisors who are knowledgeable regarding various compensation policies and their associated risks.

•

Adoption of a clawback policy that allows us to recover incentive-based compensation paid to executive officers in the event we restate financial statements due to material non-compliance with financial reporting requirements.

•	Inclusion of provisions in our equity award agreements allowing award value to be clawed back in certain circumstances, including upon a substantial violation of our Code of Conduct.

Based upon these assessments, we believe that our compensation policies and practices do not encourage excessive or unreasonable risk taking and are not reasonably likely to have a material adverse effect on Jabil.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee is currently composed of Ms. Walters, Ms. Ansari and Mr. Raymund. No member of the Compensation Committee is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Related Party Transactions

Related Party Transactions Policy

Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “Related Party” had, has or will have a direct or indirect material interest. “Related Parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock, any immediate family member of any of the foregoing persons and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Audit Committee meeting, the Audit Committee Chair shall have the authority to act on behalf of the Audit Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee Chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Audit Committee (or, as applicable, the Audit Committee Chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. Any member of the Audit Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the Related Party Transaction. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.

Jabil Inc. Fiscal Year 2023 Proxy Statement	14

Certain Related Party Transactions Policy

Two of our executive officers have immediate family members employed by Jabil whose compensation exceeds $120,000.

•	Bradley McCoy, brother of Frederic McCoy, who is an executive officer of Jabil, is a Senior Business Unit Manager whose total compensation for fiscal year 2023 was $247,127.

•	Jordan Wilson, son of Chief Executive Officer Kenneth Wilson, is a Business Unit Manager whose total compensation for fiscal year 2023 was $162,685.

•	Adam Wilson, son of Chief Executive Officer Kenneth Wilson, is a Business Unit Coordinator whose total compensation for fiscal year 2023 was $121,088.

Stockholder Engagement

Our investor relations team and senior management regularly meet with current and prospective stockholders to review our business model and strategy. In fiscal 2023, we met with several current and prospective investors, both in person and virtually. Additionally, during calendar year 2023, we conducted an investor perception study to gauge meaningful investor sentiment.

We value engagement with our stockholders and utilize these interactions to better understand external perspectives on strategy, financial performance, executive compensation and other matters important to the investment community. Our investor relations team can be contacted at investor_relations@Jabil.com.

Corporate Governance Guidelines

The full text of the Corporate Governance Guidelines can be found in the Investors — Governance section of Jabil’s website (www.jabil.com). The Corporate Governance Guidelines reflect the principles by which Jabil and its Board of Directors operate. The Nominating and Corporate Governance Committee interprets the Corporate Governance Guidelines and determines whether actions taken comply with the Guidelines.

Code of Conduct

Jabil has adopted a worldwide Code of Conduct, applicable to all directors, officers and employees, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest and confidentiality of information. A copy of the Code of Conduct can be found in the Investors — Governance section of Jabil’s website (www.jabil.com). We intend to post amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to either our CEO or CFO on our website within four business days following the amendment or waiver.

How to Communicate with our Board

Stockholders and other interested parties may contact the Board about corporate governance or matters related to the Board. Communications about these topics will be received and processed by Jabil’s Corporate Secretary before being forwarded to the Board, a committee of the Board, or a director, as designated in any accompanying message.

Communications directed to any director, or any group of directors, must be in writing and mailed to:

Jabil Inc.

Office of the Corporate Secretary

10800 Roosevelt Boulevard North

St. Petersburg, Florida 33716

Jabil Inc. Fiscal Year 2023 Proxy Statement	15

PROPOSAL NO. 1

Election of Directors

Nominees

Ten directors are to be elected at the Annual Meeting. Jabil’s Board of Directors will have increased its size to ten directors as of the Annual Meeting and authorized the nomination of all director candidates named below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s ten nominees, eight of whom are presently directors of Jabil. Mr. Wilson was appointed to the Board of Directors in connection with his appointment as CEO in May 2023. Mr. Siminoff and Mr. Tyagarajan were nominated for election by our CEO and non-management directors. All other nominees were last elected by our stockholders at the Annual Meeting of Stockholders held in January 2023. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal. There are no family relationships among any of the directors and executive officers of Jabil.

There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the director nominees are “independent” as defined in the applicable listing standards of the NYSE.

Anousheh Ansari Director Since: 2016 Age: 57 Other Public Company Boards: • XOS, Inc. (since 2021)

Ms. Ansari’s extensive business and leadership experience, particularly in the technology industry, including her service as the CEO of XPRIZE and, prior to that, Prodea Systems, qualifies her for re-election to the Board.

Career Highlights

•  CEO of XPRIZE, a 501(c)(3) nonprofit that designs and implements competition models to solve world challenges (2018 - present) and Member of the XPRIZE Board and Audit Committee since 2001

•  CEO and Chairman of Prodea Systems, a privately held company she founded that provides services and applications for in-home smart devices, networked appliances and mobile lifestyle devices (2006-2018)

Education

•  B.S. in Electronics and Computer Engineering from George Mason University

•  Master’s in Electrical Engineering from George Washington University

Christopher S. Holland Director Since: 2018 Age: 57 Other Public Company Boards: • STERIS PLC (since 2020)

Mr. Holland’s extensive financial and operational experience, particularly in large, multi-national corporations in the services, healthcare and manufacturing sectors, qualifies him for re-election to the Board.

Career Highlights

•  Senior Vice President and Chief Financial Officer of C.R. Bard, Inc., a multinational developer, manufacturer and marketer of medical technologies and products (2012-2017); in 2015 he assumed responsibility for Business Development, Corporate Marketing, Reimbursement, Healthcare Economics and Strategy; and headed Bard Medical Division (2013-2015)

•  Senior Vice President, Finance and Treasurer of Aramark Corporation, a global provider of food, facilities and uniform services (2006-2012)

Education

•  B.A. in Economics and Political Science from Drew University

•  M.B.A. in Finance from New York University - Leonard N. Stern School of Business

Jabil Inc. Fiscal Year 2023 Proxy Statement	16

Mark T. Mondello Director Since: 2013 Age: 59 Other Public Company Boards: • None

Mr. Mondello’s tenure as CEO of Jabil and current service as Chairman, as well as his extensive knowledge of Jabil and its industry, qualify him for re-election to the Board.

Career Highlights

•  Chairman of the Board of Directors (November 2021-present and director since 2013) with continuing executive responsibilities related to acquisitions, divestitures and other strategic matters

•  Mr. Mondello served as CEO of Jabil Inc. from 2013 to 2023 and as Chief Operating Officer from 2002 to 2013. Mr. Mondello joined Jabil in 1992 as a manufacturing supervisor and has held various leadership roles, including SVP, Business Development. Prior to joining Jabil, Mr. Mondello was a commercial and defense-related aerospace project manager for Moog, Inc.

Education

•  B.S. in Mechanical Engineering from the University of South Florida

John C. Plant Director Since: 2016 Age: 70 Other Public Company Boards: • Howmet Aerospace Inc. (since 2016) • MASCO Corporation (since 2012)

Mr. Plant’s current public company executive experience as well as his distinguished career in the automotive industry, spanning nearly 40 years, and his leadership in and succession to key executive roles provide strategic and operational perspectives to the deliberations of the Board and qualify him for re-election.

Career Highlights

•  CEO, Howmet Aerospace Inc., a global leader in engineered metal products. Howmet was created after the separation of Arconic Inc., a lightweight metals engineering & manufacturing company, where he served as CEO (2019–2020). Mr. Plant served as co-CEO of Howmet Aerospace Inc. until March 2023

•  CEO, President and Chairman of TRW Automotive Holdings Corporation, (“TRW”), a diverse automotive supplier, which was renamed ZF TRW Automotive in 2015 (2011-2015)

Education

•  B.A. Commerce in Economics, Accounting & Law from University of Birmingham

•  Fellow of the Institute of Chartered Accountants

Steven A. Raymund Director Since: 1996 Age: 68 Other Public Company Boards: • Wesco (since 2006)

Mr. Raymund’s considerable experience as Chief Executive Officer and Chairman of a Fortune 500 company in a global distribution business, as well as his supply chain expertise, broad experience as a public company director in various industries, and as an audit committee financial expert qualify him for re-election to the Board.

Career Highlights

•  Chairman of the Board, Tech Data Corporation, a distributor of personal computer products (2001-2017); Chief Executive Officer (1986-2006); and Chief Operating Officer (1984-1986)

Education

•  B.S. in Economics from the University of Oregon

•  Master’s Degree in International Politics from Georgetown University, School of Foreign Services

Jabil Inc. Fiscal Year 2023 Proxy Statement	17

James Siminoff Director Nominee Age: 47 Other Public Company Boards: • None

Mr. Siminoff’s experience as a lifetime entrepreneur with a track record of building successful consumer electronics businesses qualifies him for election to the Board.

Career Highlights

•  Chief Strategy Officer and incoming CEO, Latch

•  CEO, Ring (2018-2023)

•  Founder and Chief Inventor, Ring (2011 until its acquisition by Amazon in 2018)

Education

•  B.S. in Entrepreneurship from Babson College

David M. Stout Director Since: 2009 Age: 69 Recent Prior Public Company Boards: • Pharnext SA (2018-2020) • Idorsia, LTD (2017-2019)

Mr. Stout’s extensive business experience in the pharmaceutical industry and his service on boards of other publicly traded companies qualify him for re-election to the Board.

Career Highlights

•  President, Pharmaceuticals, GlaxoSmithKline (GSK), with responsibility for global pharmaceutical operations (2003-2008), and as President of U.S. Pharmaceuticals at GSK (1999-2003)

•  Senior Vice President, Sales and Marketing of U.S., SmithKline Beecham (1996-1999)

•  Board Member of BlueWillow Biologics, a biopharmaceutical company (present)

•  Board Member of Vaxxilon, a developer of vaccines (2015- 2019)

Education

•  B.S. in Biology from Western Maryland College (now McDaniel College)

N.V. “Tiger” Tyagarajan Director Nominee Age: 62 Other Public Company Boards: • Genpact Limited (since 2005)

Mr. Tyagarajan’s experience leading a global professional services firm and his understanding of global business, including in India and Southeast Asia, qualify him for election to the Board.

Career Highlights

•  President, Chief Executive Officer and Director at Genpact Limited, a global professional services firm (2011–present). Prior to that, he was Genpact’s Chief Operating Officer (2009-2011) and its Executive Vice President and Head of Sales, Marketing and Business Development (2005-2009).

Education

•  Degree in Mechanical Engineering from the Indian Institute of Technology, Mumbai

•  M.B.A. from Indian Institute of Management, Ahmedabad

Jabil Inc. Fiscal Year 2023 Proxy Statement	18

Kathleen A. Walters Director Since: 2019 Age: 72 Prior Public Company Boards: • Jabil Inc. (2005-2010)

Ms. Walters’ in-depth knowledge of Jabil’s core business as a previous Director of the Company, in addition to extensive global consumer products and paper industry experience qualify her for re-election to the Board.

Career Highlights

•  EVP & Group President, Consumer Products, Georgia-Pacific, a Koch Company, with responsibility for the company’s consumer and business to business packaged goods businesses worldwide (2007-2019)

•  Served on the INVISTA Board of Managers, Koch Industries (retired 2019)

•  Chairman of Board of Trustees, Syracuse University (2019-present)

•  Serves on the Board of World Affairs Council of Atlanta (2017-present)

•  Serves on the Board of Georgia Aquarium (2008-present)

Education

•  B.S. in Mathematics from Syracuse University

•  M.B.A. in Finance & Strategic Planning from Wharton School, University of Pennsylvania

Kenneth S. Wilson Director Since: 2023 Age: 58 Other Public Company Boards: • None

Mr. Wilson’s current service as Chief Executive Officer of Jabil, as well as his extensive knowledge of Jabil and its industry, qualify him for re-election to the Board.

Career Highlights

•  Chief Executive Officer (May 2023-present)

•  EVP, CEO, Jabil Green Point of Jabil Inc. (2017-2023)

•  SVP of the Telecommunications Infrastructure Sector and various other positions since joining Jabil in 2000

Education

•  Bachelor’s Degree in Manufacturing Engineering from Edinburgh Business School

•  M.B.A. from Edinburgh Business School

Director Compensation

It is the general practice of the Board that compensation for non-management directors be a mix of cash and equity. We annually compare our director compensation to the compensation paid by the peer group described below in “NEO Total Direct Compensation Mix - Competitive Benchmarking.” Based on this comparison, our director compensation was between the 46th and 71st percentile of the comparator group.

Fiscal Year 2023 Compensation

For fiscal year 2023, the annual retainers shown in the chart below were established for Jabil’s non-management directors.

Position	Annual Retainer ($)

Board membership fee (non-management directors only)	85,000

Non-Executive Chairman/Lead Director	45,000

Audit Committee – Chair	40,000

Audit Committee – other members	15,000

Compensation Committee – Chair	40,000

Compensation Committee – other members	15,000

Nominating and Corporate Governance Committee – Chair	30,000

Nominating and Corporate Governance Committee – other members	10,000

Cybersecurity Committee – Chair	30,000

Cybersecurity Committee – other members	10,000

Jabil Inc. Fiscal Year 2023 Proxy Statement	19

Directors do not receive Board or Committee meeting fees but are reimbursed for expenses incurred in attending Board and committee meetings.

In addition to the cash compensation described above, non-employee directors annually receive an equity award under the 2021 Equity Incentive Plan (the “Equity Incentive Plan”). For fiscal year 2023, the non-employee directors received time-based restricted stock units (“RSUs”) valued at $215,000, or 3,600 RSUs based on Jabil’s closing price on the date of grant rounded to the nearest 100 shares. These RSUs vested on October 20, 2023, for all directors other than Mr. Sansone, whose RSUs were cash settled at grant vesting at his election. As a result, Mr. Sansone received $469,224 (calculated by multiplying 3,600 RSUs by $130.34, our closing stock price on October 19, 2023). The following table summarizes the compensation of our directors for fiscal year 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Mark T. Mondello(3)	—	—	—	—

Steven A. Raymund	175,000	214,956	1,088	391,044

Thomas A. Sansone	105,000	214,956	1,088	321,044

Anousheh Ansari	130,000	214,956	1,088	346,044

Martha Brooks(4)	95,000	214,956	1,088	311,044

Christopher S. Holland	135,000	214,956	1,088	351,044

John C. Plant	100,000	214,956	1,088	316,044

David M. Stout	105,000	214,956	1,088	321,044

Kathleen A. Walters	125,000	214,956	1,088	341,044

Kenneth S. Wilson(5)	—	—	—	—

(1)

Amounts shown under the Stock Awards column reflect the aggregate grant date fair value of the award pursuant to Accounting Standards Codification, Topic 718 (ASC 718). For each director, this amount was determined by multiplying the total number of RSUs awarded (3,600) by the closing stock price on the grant date, October 20, 2022 ($59.71). For each director other than Mr. Sansone, this amount is the aggregate amount of expense that has been or will be recognized by us for financial statement reporting purposes in accordance with ASC 718 over the requisite service period of the award granted. For Mr. Sansone, the aggregate amount of expense that has been or will be recognized by us is $469,224 due to the cash settlement of his award. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2023. As of August 31, 2023, Messrs. Raymund, Holland, Plant, Sansone and Stout and Mmes. Ansari and Walters each held 3,600 shares subject to outstanding, unvested RSUs. Mr. Sansone’s award settles in cash in lieu of shares.

(2)	Cumulative dividend equivalents paid to non-employee directors upon the vesting of restricted stock units on October 21, 2022.

(3)

As former Chief Executive Officer of the Company, Mr. Mondello does not receive any separate compensation for his service on the Board. Please see the Fiscal Year 2023 Summary Compensation Table for a summary of the compensation received by Mr. Mondello with respect to fiscal year 2023.

(4)	Director Martha Brooks did not stand for re-election on January 25, 2023.

(5)	As Chief Executive Officer of the Company, Mr. Wilson does not receive any separate compensation for his service on the Board.

Jabil Inc. Fiscal Year 2023 Proxy Statement	20

AUDIT COMMITTEE MATTERS

Jabil Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has with respect to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditor, and the performance of the Company’s independent auditor and the Company’s internal audit function.

The Audit Committee is composed solely of independent directors, as defined in the listing standards of the NYSE, as well as other statutory, regulatory and other requirements applicable to Jabil.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investors Relations section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to ensure timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.

Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process, including internal control over financial reporting. Jabil’s independent registered public accounting firm is responsible for expressing an opinion on the effectiveness of Jabil’s internal control over financial reporting and conformity of Jabil’s financial statements with United States generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered public accounting firm with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management or the independent registered public accounting firm.

AUDIT COMMITTEE REPORT

For fiscal year 2023, EY has acted as Jabil’s independent registered public accounting firm. In this context, the Audit Committee reports as follows:

(1)  The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and EY.

(2)  The Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

(3)  The Audit Committee has received and reviewed the written disclosures and the letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with EY its independence from Jabil.

(4)  Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2023, for filing with the SEC.

(5)  The Audit Committee has appointed EY as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2024.

Submitted by the Audit Committee of the Board of Directors:

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

Jabil Inc. Fiscal Year 2023 Proxy Statement	21

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by EY for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2023 and August 31, 2022, and fees billed for other services rendered by EY during those periods.

	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)

Audit Fees (1)	13,256,000	12,390,000

Audit-Related Fees (2)	257,000	127,000

Tax Fees (3)	1,410,000	1,570,000

All Other Fees (4)	7,000	7,000

Total	14,930,000	14,094,000

(1)

Audit fees relate to professional services rendered in connection with the audit of Jabil’s annual financial statements and internal control over financial reporting, quarterly review of financial statements, and audit services provided in connection with other statutory and regulatory filings. In addition, audit fees include fees for services rendered in connection with the Company’s adoption of new accounting and tax standards.

(2)	Audit-related fees relate to professional services that are reasonably connected to the performance of the audit or review of Jabil’s financial statements.
(3)	Tax fees relate to professional services rendered in connection with tax compliance and preparation relating to tax returns and tax audits, as well as for tax consulting and planning services.
(4)	Subscription fees for a cloud-based accounting research tool provided by EY.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year 2023, all services were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL NO. 2

Ratification of Appointment of

Independent Registered Public Accounting Firm

In October 2023, the Audit Committee approved the selection of Ernst & Young LLP (“EY”) to serve as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2024. EY has served as Jabil’s independent registered public accounting firm since 2010. The Audit Committee reviews the performance of the independent registered public accounting firm annually.

Representatives of EY are expected to be present during the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Although stockholder approval is not required, we are submitting this proposal as a matter of good governance. If the stockholders do not ratify the selection of EY, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

Jabil Inc. Fiscal Year 2023 Proxy Statement	22

PROPOSAL NO. 3

Advisory Vote on the Frequency of

Advisory Votes on Executive Compensation

This proposal gives our stockholders the opportunity to cast an advisory, non-binding vote, in accordance with Section 14A of the Exchange Act, on how often we should conduct advisory say-on-pay votes (that is, votes similar to Proposal 4 in this proxy statement) at our future annual meetings of our stockholders. Stockholders may vote their preference to have future advisory say-on-pay votes once every year, once every two years, or once every three years. If you have no preference, you may choose to abstain from voting on this proposal.

Our stockholders last voted on the frequency of holding a say-on-pay vote at our 2018 Annual Meeting of Stockholders and, in accordance with the stated preference of stockholders, Jabil has held an annual advisory say-on-pay vote since then. The Board continues to believe that holding an annual advisory say-on-pay vote is the most appropriate option for our Company because it will allow our stockholders to provide us with their input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement on a timely basis. The Board therefore recommends stockholders vote “1 Year” for this proposal.

In voting on this proposal, stockholders may cast their advisory vote to conduct future advisory say-on-pay votes every “1 Year,” “2 Years” or “3 Years,” or stockholders may choose to “Abstain.” This vote is advisory, and therefore not binding on Jabil, the Compensation Committee or the Board of Directors. However, Jabil values the opinions expressed by our stockholders and will take into account the outcome of this vote when considering the frequency of future advisory say-on-pay votes.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE “1 YEAR” ON THIS PROPOSAL.

Jabil Inc. Fiscal Year 2023 Proxy Statement	23

COMPENSATION MATTERS

Compensation Discussion and Analysis

This CD&A discusses the compensation for the fiscal year ended August 31, 2023, of the NEOs listed in the Summary Compensation Table on page 38 of this Proxy Statement. The NEOs are:

NEO	Title

Mark Mondello(1)	Chief Executive Officer (through April 30, 2023) & Executive Chairman of the Board

Kenneth Wilson	Chief Executive Officer (beginning May 1, 2023) & Director

Michael Dastoor	Chief Financial Officer

Steven Borges	Executive Vice President, CEO, Diversified Manufacturing Services

Frederic McCoy	Executive Vice President, CEO, Electronic Manufacturing Services

Gerald Creadon	Executive Vice President, Operations

Robert L. Katz(2)	Executive Vice President

(1)	Mr. Mondello retired from his position as CEO on April 30, 2023. On and after April 30, 2023, Mr. Mondello continued in the role of Executive Chairman of the Board.

(2)

Mr. Katz will leave Jabil on December 31, 2023. During fiscal year 2023 he transitioned his responsibilities and began garden leave on September 1, 2023, in accordance with the terms of his Mutual Separation Agreement and Release.

Executive Summary

As a reminder, Jabil’s 2023 fiscal year began September 1, 2022 and ended August 31, 2023. Despite a dynamic and challenging global operating environment, Jabil’s financial performance in fiscal year 2023 was strong.

Jabil’s compensation program is intended to be competitive with the market practices of its peer group and other competitors for talent. It reflects our pay for performance philosophy by placing a significant majority of our NEO compensation “at risk” in the form of variable pay elements tied to financial performance goals and to Jabil’s stock price. Each fiscal year, the Compensation Committee views all of the compensation elements together, including historical achievement levels, to balance both long-term and short-term objectives and to motivate each NEO to attain those objectives. We typically rely heavily on equity-based awards to accomplish this balance, as we believe such awards create a strong alignment with the achievement of stockholder value over the long term.

In fiscal year 2023, we established threshold and target levels of corporate core operating income, corporate core operating income margin and corporate free cash flow that applied to annual cash incentives and established certain earnings per share growth targets over a three-year performance period required for performance-based equity awards to vest. We also granted equity awards that vest based on total stockholder return relative to the S&P Supercomposite Technology Hardware and Equipment Index for a three-year performance period. The Compensation Committee believes these performance measures correlate highly to long-term stock price performance.

The Compensation Committee set performance goals that we believed were challenging, yet attainable, to achieve target performance, and set difficult performance goals to achieve maximum performance, under both our short-term and long-term incentive programs.

Jabil Inc. Fiscal Year 2023 Proxy Statement	24

Executive Compensation Practices

In connection with designing our executive compensation program, we monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

Jabil Inc. Fiscal Year 2023 Proxy Statement	25

Executive Compensation Guiding Principles, Philosophy & Rationale

The Compensation Committee believes that executive compensation opportunities should align with and enhance long-term stockholder value. We believe that this core philosophy is embedded in all aspects of our executive compensation program and is reflected in an important set of guiding principles, described below. The Compensation Committee reviews the compensation philosophy annually. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable growth for our stockholders.

Guiding Principles	Elements of Compensation	Philosophy and Rationale

Pay for Performance	A substantial majority of pay is variable, contingent and directly linked to Company financial and stock price performance.

An effective way to reach our short- and long-term financial and strategic objectives is to make a majority of an executive’s overall target compensation dependent on the achievement of such objectives and stock price performance.

•   We believe the portion of an executive’s total compensation that varies with performance and the particular financial and operational incentive metrics should be a function of the executive’s responsibilities and ability to drive and influence results.

•   As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation relative to the executive’s base salary.

The program should be competitive and fair with regard to all aspects of how executives are treated and represent a joint commitment on the part of the Executive and Company.

Compensation paid should reflect the Board’s fair assessment of performance and be subject to recoupment in the event such amounts were paid in error or fraud.

Compensation paid should consider the quality of individual contributions to the success of the organization.

The program should be transparent and simple to communicate, both internally and externally.

Alignment with Stockholders’ Interests	We believe that the financial interests of executives are aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that we believe correlate with long-term stockholder value.

We seek to provide an appropriate link between compensation and the creation of long-term stockholder value. We believe executives’ interests are more directly aligned with the interests of our stockholders when the compensation program:

•   emphasizes long-term financial performance, business objectives and the strategic focus of our businesses;

•   is significantly impacted by the value of our stock; and

•   results in a continuing significant ownership of our stock.

Stock ownership guidelines seek to ensure alignment with our stockholder’s interests by balancing the achievement of annual financial and operational goals with a strong focus on creating long-term stockholder value.

Long-term focus	We use metrics in both our short-term and long-term incentive program that we believe are aligned with our long-term strategic goals.

For our most senior executives, long-term stock-based compensation opportunities will significantly outweigh short-term cash-based opportunities. Annual objectives should complement sustainable long-term performance. Incentive plan goal-setting should be linked to Board-approved long-term strategic plans.

Competitiveness	Total compensation should be sufficient to attract, retain and incentivize the leadership team. Each element should be benchmarked relative to peers and the broader marketplace for executive talent.

To attract highly qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, compensation must be competitive and reflect the value of each executive’s position in the market and within Jabil.

•   Compensation opportunities should be established based on the marketplace in which we compete for talent, with consideration given to skills and geography.

•   To help ensure our compensation is appropriately competitive, target direct compensation, as a whole, should generally align with market median practices.

While target total compensation should be competitive, performance that exceeds target should be appropriately rewarded.

Individual pay opportunities may fall above or below target opportunities based upon individual performance, experience and retention risk.

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Balance	The elements of compensation are balanced to motivate each NEO to achieve both long-term and short-term objectives. We rely more heavily on equity-based awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term.

Elements of compensation should be balanced and reflect a performance-based orientation focused on the achievement of short-term milestones in support of long-term stockholder value creation.

Our compensation program is designed to be challenging but fair. Executives should have the opportunity to earn market competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay may fall below market median levels.

The approach to compensation should assure that adverse or excessive risk taking is discouraged.

All aspects of the program should be consistent with sound corporate governance.

Elements of the Executive Compensation Program

The Compensation Committee believes that the elements of the executive compensation program further our guiding principles. The following table summarizes the major elements of Jabil’s executive compensation program and the purposes and values in using these elements:

Element	Purposes and Values

Salaries

•   Provide a minimum fixed amount of compensation.

•   Reflect an officer’s experience, business judgment, scope of responsibility, impact upon the organization and role in developing and implementing overall business strategy.

•   Recognize individual performance.

•   Reviewed annually and compared with salaries of comparable executives within the Company and in the peer group and compensation surveys.

Short-term Incentives

•   Communicate strategic priorities and identify key financial and business objectives.

•   Motivate achievement of short-term objectives, as well as long-term objectives by using largely consistent metrics year over year.

•   100% at-risk, with minimum financial thresholds that must be achieved to receive any payout.

•   Target bonus opportunities (as a percentage of salary) are compared with those of comparable executives within the Company and in the peer group and compensation surveys.

•   Result in achievement that is variable, measured against a mix of multiple defined targets, with payouts ranging from 0% (below threshold performance) to a maximum of 200% of target payout.

•   Align chosen financial and other measures to an individual’s scope of influence.

Long-term Incentives

•   Motivate attainment of long-term financial goals and incentivize managerial action intended to increase long-term stock price appreciation and total stockholder return.

•   Align executive’s interests with those of our stockholders, particularly when combined with our executive stock ownership requirements.

•   Provide that a substantial percentage of compensation is at-risk with metrics tied to financial performance.

•   Reward long-term service and promote retention with vesting schedules that span several years.

•   The grant-date value of long-term incentives is influenced by market data of comparable executives within the Company and in the peer group and compensation surveys.

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NEO Total Direct Compensation Mix

The following chart illustrates the fiscal year 2023 target compensation for the NEOs by element of compensation as a percentage of the NEOs’ target total direct compensation (that is, salary plus the target value of the short-term cash and long-term incentives). In the CEO column, we have provided the average aggregate value of each item for Mr. Mondello and Mr. Wilson.

This chart assists in demonstrating our compensation philosophy that a significant majority of each NEO’s compensation be at-risk, tied to performance (both short-term and long-term) and mostly composed of equity. It reflects the mix of salary, cash and equity-based incentives at the target levels established at the beginning of fiscal year 2023. “Annual Salary” is the annual salary initially established for each NEO for fiscal year 2023 and “Target Cash Annual Incentive” means the target award opportunity under the annual incentive program for fiscal year 2023. The amounts shown for “Performance- Based Equity,” and “Time-Based Equity” reflect the grant date fair values at target for fiscal year 2023. We provide executives with minimal perquisites and, as a result, have omitted them from the table below.

For each of the NEOs above, the performance-based equity and the target cash annual incentive are variable, “at-risk” elements of compensation and the time-based equity is a variable element of compensation. The charts below indicate the average percentage of variable and/or at-risk compensation for both CEOs who served during fiscal year 2023 and our NEOs.

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The Executive Compensation Process

Jabil’s executive compensation program is administered and overseen by the Compensation Committee with assistance from management and a compensation consultant selected and retained by the Compensation Committee. Generally, compensation amounts, metrics and vesting criteria are determined by analyzing, among other things, compensation data and pay practices from Jabil’s peer group and broader compensation survey information, financial and strategic goals, and historical compensation data. In addition, the Compensation Committee considers legal, accounting and tax advice and reviews ratings information from proxy advisory services. Typically, annual salaries, cash short-term incentive payout targets, metrics, goals and weightings, and long-term incentive awards and performance goals for each fiscal year are set and awarded following the end of the previous fiscal year when data regarding the previous fiscal year’s performance is available. If a NEO’s role changes or an officer is promoted, compensation elements may be adjusted later in the fiscal year.

Role of Compensation Committee

The Compensation Committee sets policies and gives direction to management on all material aspects of the executive compensation program. The Compensation Committee Charter, posted on our website at www.jabil.com, in the Investors-Governance section, sets forth the Compensation Committee’s responsibilities. The Compensation Committee makes compensation decisions for the NEOs for each of the compensation elements, establishes the short- and long-term financial metrics, weighting and targets and grants long-term incentive awards. In making these decisions, the Compensation Committee reviews: (i) the Chief Executive Officer’s recommended amounts for each element of pay, and recommended performance metrics and targets for our incentive compensation programs; (ii) data and advice provided by the compensation consultant, including peer group and compensation survey data; (iii) the compensation history of each executive; (iv) the financial performance of Jabil’s operating divisions; and/or (v) guidelines established by institutional investors and proxy advisory firms. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

Role of Management

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salary levels, target annual incentive award levels and long-term incentives for the other executive officers. These recommendations are based upon his assessment of individual performance, contribution, time in position and the market competitiveness of each individual’s total compensation. The Chief Executive Officer, in conjunction with other members of senior management (the Company’s Chief Financial Officer and Senior Vice President, Human Resources), makes recommendations regarding the design of the Company’s compensation programs including performance measures, weightings and long-term incentive structure. This collective recommendation is based upon: (i) an annual performance review process, including assessment of the achievement of established financial and strategic business objectives and other accomplishments; (ii) Jabil’s annual operating and strategic plans, targeted earnings and overall and group financial performance; (iii) market data for relevant companies, which includes peer group data and broader compensation survey data; and (iv) guidelines established by institutional investors and proxy advisory firms.

Role of Compensation Consultant

The Compensation Committee has the sole authority to hire and to dismiss its compensation consultant. Reports and advice from the consultant may be requested by the Compensation Committee and are shared with the Board and management at the Compensation Committee’s discretion. In fiscal year 2023, the independent compensation consultant to the Compensation Committee was Steven Hall & Partners (“SH&P”). The types of services performed by SH&P included attending Compensation Committee meetings, reviewing and advising on the peer group selection, advising on design and implementation of incentive and equity plans, advising on prevailing equity grant practices, providing data regarding prevalent compensation practices and levels of pay, advising on the design of the director compensation program and providing data on prevailing practices and levels of pay for directors, reviewing and commenting on the compensation philosophy, and providing updates on regulatory and legislative changes impacting executive compensation. SH&P has access to management and interacts with

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management to gather compensation and performance information regarding Jabil, and to discuss potential compensation program designs. The Compensation Committee considers SH&P to be independent because SH&P performed no services for Jabil’s management unrelated to services performed for the Compensation Committee. In fiscal year 2023, the Compensation Committee reviewed and analyzed a number of factors, including those specified by SEC rules, and concluded that SH&P was independent and there was no conflict of interest raised as a result of any work performed by SH&P, directly or indirectly, for the Compensation Committee during fiscal year 2023.

Competitive Benchmarking

The Compensation Committee annually reviews compensation data and pay practices from both Jabil’s peer group and broader compensation survey data as part of its decision-making process. While the Compensation Committee reviews compensation data with a view to confirming that a given executive’s compensation is competitive, it retains discretion in setting an executive’s compensation. As a result, compensation for an executive may differ materially from the peer group or survey data and is influenced by factors including past performance, experience, position, tenure, individual and organizational factors, retention needs and other factors. The Compensation Committee has adopted a target total cash compensation philosophy of setting opportunities such that NEO target total cash compensation (including annual salary and targeted short-term cash incentive payout) approximates the market median of the companies in the peer group and survey data if target performance is achieved. The Compensation Committee does not consider actual performance of the peer group companies when setting NEO compensation. Rather, it compares NEO total cash compensation payout opportunities at the target performance level to the target payout opportunities of comparable NEO positions at peer group companies. However, actual total cash compensation may range from below-the-market 25th percentile at the low end to at or above-the-market 75th percentile at the high end depending on the actual level of financial performance achieved relative to pre-established goals. Long-term incentive awards granted to executives consider market data, financial performance, individual performance and potential and aggregate share usage. The Compensation Committee also considers benchmarking information regarding competitive levels of total direct compensation (the sum of target total cash and long-term incentives) to provide context for its decisions on long-term incentive awards.

The Compensation Committee periodically evaluates and selects companies to include in the peer group it uses to assess the competitiveness of the NEO compensation program. With guidance from the compensation consultant and input and discussion with management, the Compensation Committee considers whether the mix of companies in the peer group produces valid information for assessing the market value of our executive positions. We intend that the peer group cumulatively has the following attributes: business operations in the industries and end markets in which we participate; global operations; similar annual revenue or market capitalization; complexity of scope; or competitive with Jabil for executive talent. The Compensation Committee reviewed the current peer group and determined that it was satisfactory for fiscal year 2023. The peer group used to set fiscal year 2023 NEO target compensation consists of the companies set forth below. No changes were made in the peer group for fiscal year 2023.

Peer Group
Applied Materials, Inc. Arrow Electronics, Inc. Avnet, Inc. Celestica, Inc. Danaher Corporation	Emerson Electric Company FLEX Ltd. QUALCOMM, Inc. Sanmina Corporation	Seagate Technology PLC TD SYNNEX Corporation TE Connectivity Ltd. Texas Instruments, Inc. Western Digital Corp.

When fiscal year 2023 NEO target compensation was set, Jabil’s revenue for the most recently completed fiscal year available approximated the 80th percentile of the peer group.

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Setting of Salaries and Annual Cash Incentive Compensation

The Compensation Committee typically makes its decisions related to salaries and annual cash incentive targets at the start of each fiscal year. This timing allows the Compensation Committee to take into account Jabil’s financial results in the prior fiscal year and the plans and expectations for the current fiscal year when establishing such salaries and targets. If a NEO’s role changes or an officer is promoted, compensation elements may be adjusted later in the fiscal year.

Long-Term Incentive Compensation Award Practices

Long-term incentive awards are typically granted to our executives at the start of each fiscal year following the completion and release of financial results for the preceding fiscal year, so that relevant information is available to the Compensation Committee and the market price of our common stock reflects this information. The dates for the meetings at which such grants are made are set well in advance of such meetings. The Compensation Committee may also make grants of long-term incentive awards at other times during the year due to special circumstances, which include a change in an officer role, the hiring or promotion of an officer, an acquisition or to align compensation with new strategic goals. We do not seek to time long-term incentive awards to take advantage of information, either positive or negative, about Jabil which has not been publicly disclosed.

In deciding the type and value of equity compensation to grant, the Compensation Committee typically takes into account a variety of considerations, such as Jabil’s financial performance, the need to retain experienced and talented employees to execute the strategies of the business, the accounting and tax impacts of the grant, the dilutive effect to the stockholders, the incentive opportunity Jabil desires to provide to the NEOs, the executive’s role and responsibilities, individual performance, internal equity and the historical level of actual compensation realized as compared to the value targeted. Additionally, the Compensation Committee utilizes peer group and compensation survey data to provide context for its determinations of these grants.

A majority of equity incentive awards granted to our NEOs are performance-based, with vesting conditioned on Jabil’s EPS or the Relative TSR metric, each measured over a three-year performance period. These metrics are described in detail under “NEO Long-Term Incentives”.

Time-based RSU awards are also granted to the NEOs. We believe that time-based RSU awards with service-based vesting over multiple years provides the recipient with the potential for long-term value directly aligned with the stock price and requires long-term service. We believe that time-based RSUs align with our guiding principle of creating a compensation package that is competitive, promotes retention, focuses on financial performance and balances the at-risk elements.

Other Compensation Policies and Considerations

In general, the Company offers limited additional compensation components to our NEOs, reflecting our cost-sensitive philosophy. For fiscal year 2023, we incurred tax gross-up and tax preparation service fees for Mr. Wilson that are one-time compensation not reflective of “ordinary” cash compensation. For all other NEOs, the value of the other benefits comprising “All Other Compensation” was minimal, as disclosed in detail in the Fiscal Year 2023 Summary Compensation Table and the related notes.

All of the programs we offer, with the exception of the non-qualified deferred compensation program, are also offered to a broad-based group of our employees.

Retirement and Pension Plan, Death and Disability

Our 401(k) Retirement Plan (“401(k) Plan”) includes a Company matching contribution. Eligible officers who retire receive additional time for vesting and settlement of certain equity and equity-based grants. Awards vest according to the provisions within the equity award agreements. Eligibility is determined based upon the age and/or years of service of the particular officer. The Compensation Committee may, in its discretion, award a bonus for the year of retirement and also may, in its discretion, pro rate this bonus for service through the date of retirement. Unvested time-based RSUs fully vest upon termination due to death or disability. In the event of death, a pro rata portion of unvested performance-based RSUs may vest, and in the event of a termination due to disability, a pro rata portion of unvested performance-based RSUs may

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remain outstanding and eligible for future vesting based on the actual level of achievement of the performance goals.

Severance and Termination

Upon a termination for any reason whatsoever, NEOs generally receive the pro rata portion of salary earned to the date of termination and pro-rata payment of the annual cash incentive compensation. Unvested RSUs are forfeited upon termination of employment unless there is a change in control or, for certain awards, the NEO is retirement-eligible, dies or becomes disabled. On a case-by-case basis, Jabil has at the time of termination entered into severance pay agreements with certain officers for various reasons, including but not limited to obtaining agreements from departing employees not to compete with Jabil for specified periods of time.

Mr. Robert L. Katz, Executive Vice President, will leave the Company effective December 31, 2023. In connection with his departure, Mr. Katz entered into a Mutual Separation Agreement and Release dated November 9, 2022. Mr. Katz did not receive compensation arising from this agreement in fiscal year 2023. Due to the transition of his duties, he was no longer considered an executive officer of the Company on August 31, 2023.

Mr. Steven Borges, Executive Vice President and CEO Diversified Manufacturing Services will leave the Company effective December 31, 2024. In connection with his departure, Mr. Borges entered into a Mutual Separation Agreement and Release dated August 21, 2023. Mr. Borges did not receive compensation arising from this agreement in fiscal year 2023.

Change in Control Arrangements

Awards granted under the Equity Incentive Plan may vest under certain circumstances in connection with a change in control. In addition, any shares of Jabil stock that may be deferred and that continue to be reserved under the non-qualified deferred compensation program are distributed upon a change in control.

In the event of a change in control, any award outstanding under the Equity Incentive Plan will become fully vested on the earlier of (i) the applicable vesting date under the original vesting schedule, (ii) the first anniversary of the date of the change in control if the grantee has remained as an employee, consultant or non-employee director, or (iii) the date the grantee is terminated without cause or resigns for good reason. However, an award will not fully vest due to a change in control if the grantee is terminated for cause or resigns without good reason prior to the first anniversary of the date of such change in control.

With respect to the Equity Incentive Plan, the above discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. In addition, under the Equity Incentive Plan, for purposes of these accelerated vesting provisions, any performance objectives for any performance measurement period that is in process at the time of the change in control are deemed to have been achieved at the greater of target or the level actually achieved through the change in control (with similar performance assumed achieved through the remainder of the performance period).

A summary of potential payments upon termination or a change in control for NEOs is set forth in “Potential Payments upon Termination or a Change in Control.”

Non-Qualified Deferred Compensation

U.S. executives may participate in a non-qualified deferred compensation program to voluntarily elect to defer up to 75% of salary and up to 100% of annual cash bonus. Participant deferrals are credited by book entry to the participant’s deferral contribution account. Jabil does not make, and is not required to make, any matching contributions to this program. Jabil may, however, decide to make discretionary contributions to the program to restore any 401(k) match a participant lost due to participation in this program. Executives meeting certain criteria may also voluntarily defer receipt of compensation upon vesting of RSUs.

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Deferral accounts under the plan are paid out upon the participant’s termination of employment, death, or disability, or upon a determination by Jabil that a participant has suffered a financial hardship, or, if timely elected by the participant, during April of any year designated by the participant beginning with the fourth calendar year after a participant’s initial deferral election with respect to a particular deferral account. More information is shown in the Non-Qualified Deferred Compensation in Fiscal Year 2023 table.

Clawback of Executive Compensation

On October 19, 2023, Jabil adopted an updated clawback policy to comply with NYSE listing standards implementing Exchange Act Rule 10D-1 that requires recovery of certain incentive-based compensation (including equity awards) paid to our executive officers in the event we are required to restate financial statements due to material non-compliance with financial reporting requirements under the federal securities laws. In addition, certain of our equity award agreements contain provisions that permit Jabil to recoup the awards if the recipient breaches certain covenants or obligations under the agreement, including confidentiality, noncompete or upon substantial violation of our Code of Conduct.

Insider Trading Policy

Our insider trading policy prohibits directors, employees and certain family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer or from providing such material non-public information to any person who may trade while aware of such information. Trading by our officers and directors, as well as other employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, is restricted to certain quarterly trading windows. All individuals subject to Jabil’s Share Ownership Guidelines are prohibited from entering into “short sales,” “put” or “call” options, or other derivatives based on Jabil Inc. common stock or otherwise using financial instruments to hedge the economic risk of such stock. In addition, federal securities laws prohibit the executive officers from selling “short” our stock.

Executive Stock Ownership Requirements

Jabil has minimum stock ownership requirements for Jabil’s executive officers. The executive officers are expected to own a minimum dollar value of shares equal to a multiple of their respective base salaries, as follows:

Categories	Multiple of Salary

Chief Executive Officer	6x

Chief Financial Officer	3x

Executive Vice Presidents	3x

Shares to be counted toward these requirements include shares deemed to be beneficially owned under federal securities laws (excluding shares under vested SARs) and unvested time-based restricted stock and RSUs. Unvested performance-based RSUs are not counted when determining whether these requirements have been satisfied. The stock ownership requirements are expected to be met within five years of becoming an executive officer. During the five-year period, executive officers generally are required to retain 50% of after-tax shares until ownership requirements have been met. If requirements have not been met during the period, or if an executive officer falls below the ownership requirements after the five-year period, then 100% of after-tax shares generally are to be retained until requirements are met. Stock ownership is reviewed by the Compensation Committee at each January annual meeting of stockholders, and the calculation for ownership value is the number of shares owned by the executive on the first trading day of January multiplied by Jabil’s average stock price for the preceding two months. All those who were NEOs as of the most recent Annual Meeting of Stockholders in January 2023 were in compliance with the stock ownership requirements.

Accounting for Share-Based Compensation

Before we grant share-based compensation awards, or modify previously granted awards, we consider the accounting impact of the proposed award or modification.

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Say-On-Pay Advisory Vote on Executive Compensation

We provided stockholders with a “say-on-pay” advisory vote on executive compensation during the Annual Meeting of Stockholders held in January 2023. More than 97% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs as disclosed in the proxy statement distributed in connection with that annual meeting. The Compensation Committee evaluated the results of the say-on-pay vote and, in light of the substantial support, it did not make any changes to the executive compensation program and policies for fiscal year 2023 as a result of the vote.

NEO Fiscal Year 2023 Cash Compensation

NEO Base Salary

For all NEOs other than Mr. Wilson, base salaries did not increase significantly in fiscal year 2023. In anticipation of Mr. Wilson’s promotion to President and CEO, his base salary was increased approximately 43% to $1,000,000. All other base salary increases were less than 3%, reflecting market practices.

NEO Annual Cash Incentives

Annual cash incentives for the NEOs in fiscal year 2023 were based upon three profitability measures: corporate core operating income, corporate core operating income margin and corporate free cash flow. Additional detail on these metrics can be found below.

Definitions

The Compensation Committee approved the performance metrics described below.

•

Definitions for Annual Cash Incentive Metric. The Compensation Committee defined the metrics for the annual cash incentives, which were intended to be consistent with the Company’s publicly disclosed financial results, at the time compensation was set at the beginning of fiscal year 2023.

The following definitions were used for the corporate metrics:

•

Corporate Core Operating Income (Non-GAAP) (“CANCOI”): means U.S. GAAP operating income less amortization of intangibles, stock-based compensation expense and related charges, restructuring, severance and related charges, distressed customer charges, acquisition and integration charges, loss on disposal of subsidiaries, settlement of receivables and related charges, impairment of notes receivable and related charges, goodwill impairment charges and business interruption and impairment charges, net plus other components of net periodic benefit cost.

•	Corporate Core Operating Income Margin: means CANCOI divided by net revenue.

•

Corporate Free Cash Flow: means net cash provided by (used in) operating activities less net capital expenditures (acquisition of property, plant and equipment less proceeds and advances from the sale of property, plant and equipment).

Selection and Weighting of Performance Measures

Each year, the Compensation Committee selects the metrics to be used to measure NEO performance from those authorized in the Short-Term Incentive Plan as well as establishing the weighting of the metrics for each NEO’s short-term incentive award.

In order to reward an executive’s ability to drive CANCOI while also increasing margin, the pertinent CANCOI measure was applied in a matrix together with the applicable core operating income margin, with CANCOI on the Y axis and operating income margin on the X axis. The percentage of annual incentive earned increased as CANCOI and operating income margin increased. CANCOI was selected because it is a key corporate metric that takes into account both revenue and expense.

The cash flow metric is intended to reward executives for producing consistent, repeatable free cash flow results. In 2023, the cash flow metric was revised to require achievement of one annual goal. Previously, the cash flow metric was measured against a weighted cumulative target for each quarter. This change was made to be consistent with the commitments to and expectations of our stockholders and to align with market and peer group practices.

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For all NEOs, the CANCOI and Core Operating Income Margin Matrix and the Corporate Free Cash Flow metric were equally weighted.

Setting Performance Metrics

The Compensation Committee set the metrics and related performance levels for fiscal year 2023 early in the fiscal year. When setting target metrics for a given year, the Company considers prior year performance, prevailing macro-economic conditions, and assumed market demand and uses these as benchmarks to establish appropriate goals.

The following tables show the goals established by the Compensation Committee. Performance below target results in diminishing payout and maximum payout is capped at 200%. To simplify the presentation, certain intermediate performance levels are not shown; however, payouts were determined by linear interpolation when financial performance occurred between data points in the performance/payout schedules. For the purposes of the CANCOI/Core Operating Margin matrices, payout was determined based on the performance on both measures.

Corporate CANCOI and Core Operating Margin (numbers in millions)

Metric	Target	FY 2023 Actual	Payout

Corporate CANCOI	$1,640	$1,734

Corporate Core Operating Margin	4.76%	5.00%

Matrix Result			191%

Corporate Free Cash Flow (numbers in millions)

Target	FY 2023 Actual	Payout

$900	$1,026	200%

Actual Cash Incentive Achievement

For all NEOs, the results included in the charts above resulted in a 195.5% payout as follows:

	FY 2023 Target Bonus as a % of Salary	FY 2023 Actual Payout

Mondello	150%	$3,680,288

Wilson	150%	$2,905,430

Dastoor	120%	$1,681,901

Borges	100%	$1,407,600

McCoy	100%	$1,251,200

Creadon	100%	$1,124,125

Katz	90%	$1,055,700

NEO Long-Term Incentives

Actual Performance Results for Prior Long-Term Incentive Awards

In fiscal year 2021, Jabil granted two kinds of long-term, performance-based incentive awards that had performance measurement periods ending on August 31, 2023, one subject to EPS performance goals and one subject to total stockholder return goals. The specific performance goals for these long-term awards were previously disclosed by Jabil in its proxy statement covering the fiscal year in which the grant was made.

The following summarizes the quantitative performance goals and the actual outcome for the PBRSUs:

Grant Date	Award Type	Metric	Performance Period	Threshold	Target	Max	Actual Performance	Vesting Result

FY2021	PBRSU	Core EPS	FY21-FY23	$10.70	$13.05	$13.90	$21.89	150%

FY2021	PBRSU	Total Stockholder Return	FY21-FY23	25th Percentile	50th Percentile	75th Percentile	97th Percentile	200%

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Definitions for Long-Term Incentive Metrics Granted in Fiscal Year 2023

The following definitions apply to the long-term, performance-based incentive compensation awards made during fiscal year 2023:

•

Cumulative core earnings per share (Non-GAAP) (“EPS”) is the sum of the Company’s adjusted core earnings per share (Non-GAAP) during the three-year performance period beginning September 1, 2022 and ending on August 31, 2025.

•

Adjusted core earnings per share (Non-GAAP) is the Company’s U.S. GAAP net income adjusted to exclude the following: (1) amortization of intangible assets, (2) stock-based compensation expense and related charges, (3) goodwill impairment charges, net of any tax related implications, (4) the cumulative effect of changes in GAAP and/or tax laws and regulations not previously contemplated in the Company’s EPS target and (5) any other unusual or nonrecurring gains or losses which are separately identified and quantified, including the acquisition and integration costs associated with Project Dayton and charges associated with the previously approved Board restructuring plans, divided by the weighted average number of outstanding shares determined in accordance with GAAP.

•

Relative Total Stockholder Return (“Relative TSR”) is the percentage rate of return from the beginning stock price (as defined below) to the closing stock price (as defined below) of Jabil’s common stock and the common stock of each relevant company in the S&P Supercomposite Technology Hardware and Equipment Index, as applicable, assuming reinvestment of all dividends and other distributions paid during the performance period. For purposes of the preceding sentence, the beginning stock price means the average stock price for the 90-day period ending 60 days after the first day of the performance period. The closing stock price means the average stock price for the 90-day period ending 30 days after the last day of the performance period.

FY23 Grants

For fiscal year 2023, the Compensation Committee granted the NEOs performance-based RSU awards and time-based RSU awards, with the potential to achieve the most value placed on the performance-based grant. Sixty-six percent of each NEO’s awards were performance-based while the remaining 33% were time-based.

The Compensation Committee granted RSUs with accumulated dividend equivalents, which allow for a cash payment upon vesting of the same amount that would have been paid in dividends during the vesting period (without interest).

Performance-Based Equity Awards

These awards are at-risk and variable. Each NEO received an award of RSUs with vesting based on the achievement of EPS during the three-year performance period starting in fiscal year 2023. In addition, each NEO received an award of RSUs with vesting based on the achievement of Relative TSR during the three-year performance period starting in fiscal year 2023. The Compensation Committee believes that measuring performance against a multi-year measurement of EPS aligns the NEOs’ compensation with stockholders’ interests over a longer-term horizon, further enhanced by granting an additional award measuring performance against a multi-year measurement based on Relative TSR.

The awards contain a threshold performance level that must be achieved in order for any performance based RSUs to vest. The achievement of the applicable performance goal (EPS or Relative TSR) at the end of the three-year period determines the corresponding number of RSUs that will vest. With respect to the EPS performance goal, the vesting is 20% at threshold performance, 100% at target performance and 150% at maximum performance. With respect to the Relative TSR performance goal, the vesting is 0% at threshold performance, 100% at target performance and 200% at maximum performance.

Performance results between a threshold level and target level or between a target level and maximum level are determined by means of interpolation. The three-year goals are established by the Compensation Committee based upon the Company’s long-term financial plan, reviews of analyst expectations and historical financial performance. Target levels are intended to be “stretch” goals, requiring significant

Jabil Inc. Fiscal Year 2023 Proxy Statement	36

growth in the Company’s EPS or Relative TSR over the three-year performance period in order to pay out at or above target.

For additional information relating to the terms and conditions of our performance-based awards, see the notes to the Grants of Plan-Based Awards in Fiscal Year 2023 table.

Time-Based Awards

The time-based awards made to the NEOs for fiscal year 2023 vest at the rate of 30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant, and the remaining 40% on the third anniversary of the date of grant. The Compensation Committee believes that providing time-based awards supports our guiding principle of competitiveness and promotes retention. The Compensation Committee chose the graduated vesting schedule to further the goal of retention, as the greatest percentage of shares vests in the third year after the grant. Additionally, supporting our focus on performance-based compensation, time-based awards comprise a minority of the NEOs’ fiscal year 2023 long-term incentive award opportunity.

Chief Executive Officer Compensation for Fiscal Year 2023

During the majority of fiscal year 2023, Mr. Mondello and Mr. Wilson worked closely to prepare for the transition of the Chief Executive Officer role to Mr. Wilson. Following the transition, Mr. Mondello continued to work closely with Mr. Wilson in his role as Executive Chairman, focusing on strategy and corporate development.

The Compensation Committee reviewed current market data as part of its regular annual review of CEO compensation, which includes both peer group and compensation survey data. This analysis showed that Mr. Mondello’s fiscal year 2023 salary was approximately 4% below the market median for CEOs, target total cash compensation (salary plus target annual cash incentive) was 11% below the market median and target total direct compensation (target total cash compensation plus the target value of long-term incentives granted) was approximately 7% below the market median.

In anticipation of Mr. Wilson’s promotion to President and CEO, his base salary was increased to $1,000,000, his target Annual Incentive increased to 150% and he received an LTI award with a grant date fair value of $6,219,513.

Additional items of CEO compensation are generally those available to all salaried U.S. employees (such as 401(k) matching contributions).

Neither Mr. Mondello nor Mr. Wilson receives any pension benefits, severance commitments, change in control excise tax gross-up commitments or perquisites.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting of Stockholders and incorporated by reference in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2023.

Submitted by the Compensation Committee:

Jabil Inc. Fiscal Year 2023 Proxy Statement	37

Summary Compensation Table

The following table summarizes the compensation of our NEOs for fiscal year 2023, 2022 and 2021 except as indicated below. The NEOs are our Chief Executive Officer, our Chief Financial Officer, each of our next three most highly compensated executive officers based upon their total compensation during fiscal year 2023 and one additional officer who was no longer an executive officer on the last day of fiscal year 2023.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Mark T. Mondello Chief Executive Officer	2023	1,255,000	11,310,600	3,680,288	355,112	16,601,000
	2022	1,248,846	11,110,207	3,746,539	329,676	16,435,268
	2021	1,133,221	11,159,600	3,007,125	329,627	15,629,573

Kenneth S. Wilson Chief Executive Officer	2023	990,769	6,219,514	2,905,430	122,258	10,237,971
	2022	700,000	2,056,286	1,400,000	1,434,756	5,591,042
	2021	630,817	3,092,680	1,047,938	577,068	5,348,503

Michael Dastoor Chief Financial Officer	2023	716,923	2,323,707	1,681,901	99,783	4,822,314
	2022	700,000	2,056,286	1,400,000	88,462	4,244,748
	2021	630,817	3,432,226	1,113,750	39,040	5,215,833

Steven D. Borges Executive Vice President, CEO, DMS	2023	720,000	2,092,755	1,407,600	82,814	4,303,169
	2022	704,462	2,056,286	1,408,923	81,579	4,251,250
	2021	623,462	3,092,680	1,216,667	56,070	4,988,879

Frederic McCoy Executive Vice President, CEO, EMS	2023	640,000	1,809,129	1,251,200	31,453	3,731,782

Gerald Creadon Executive Vice President, Chief Operating Officer	2023	575,000	1,527,529	1,124,125	32,968	3,259,622

Robert Katz Executive Vice President	2023	600,000	1,357,353	1,055,700	57,906	3,070,959

(1)

The “Salary” column reflects the salaries for the fiscal year on an accrual basis, including any amount deferred under Jabil’s Executive Deferred Compensation Plan. See “Non-Qualified Deferred Compensation in Fiscal Year 2023.”

(2)

The “Stock Awards” column contains both performance-based and time-based RSU awards and assumes a target level of achievement for the performance-based awards. Amounts reflect the aggregate grant date fair value of the awards pursuant to ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2023. For the performance-based RSUs in this column, assuming that the highest level of performance conditions will be achieved (EPS at 150% maximum and Relative TSR at 200% maximum) the grant date fair value for each NEO would be as follows:

Name	Fiscal Year	Maximum Value ($)

Mondello	2023	17,620,785

Wilson	2023	9,689,381

Dastoor	2023	3,620,104

Borges	2023	3,260,303

McCoy	2023	2,818,442

Creadon	2023	2,379,737

Katz	2023	2,114,621

See the “Grants of Plan-Based Awards in Fiscal Year 2023” table and the “Compensation Discussion and Analysis” for information with respect to RSU awards made in fiscal year 2023 and the “Outstanding Equity Awards at 2023 Fiscal Year End” table with respect to RSU awards made prior to fiscal year 2023. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

(3)

Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual incentive award amounts under our Short-Term Incentive Plan for services performed in each fiscal year including any amount deferred under Jabil’s Executive Deferred Compensation Plan. For additional information about our Short-Term Incentive Plan and these payouts see “Compensation Discussion and Analysis” and the “Grants of Plan-Based Awards in Fiscal Year 2023” table.

(4)

The amounts shown include the following Company contributions under Jabil’s 401(k) plan: $13,200 for Messrs. Borges and Wilson; $12,792 for Mr. Dastoor; $13,278 for Mr. Mondello; $12,771 for Mr. McCoy; $13,278 for Mr. Katz; and $14,693 for Mr. Creadon. The amounts shown include the following for executive physicals: $522 for Mr. Mondello; $2,349 for Mr. Wilson; $2,651 for Mr. Dastoor; $408 for Mr. Borges; $4,408 for Mr. McCoy; and $3,292 for Mr. Creadon. The amount shown for Mr. Wilson also includes $1,321 for tax preparation services and the following amounts, all related to his expatriate package: $36,182 in tax gross-ups. The amounts shown also include the following accrued dividends paid upon settlement of restricted stock unit awards; $341,313 for Mr. Mondello, $69,206 for Mr. Wilson, $84,339 for Mr. Dastoor, $69,206 for Mr. Borges, $14,274 for Mr. McCoy, $14,984 for Mr. Creadon and $44,628 for Mr. Katz.

Jabil Inc. Fiscal Year 2023 Proxy Statement	38

Grants of Plan-Based Awards in Fiscal Year 2023

The following table provides information about cash and equity incentive compensation awarded to our NEOs in fiscal year 2023, including: (i) the grant date of awards; (ii) the range of possible cash payouts under our Short-Term Incentive Plan for fiscal year 2023 performance for achievement of pre-specified levels of performance; (iii) the range of shares that may be earned under our performance-based RSU awards for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this Proxy Statement); (iv) the number of time-based RSUs granted (which are included in the “All Other Stock Awards: Number of Shares of Stock or Units” column); (v) the number and exercise price of market-based RSUs granted; and (vi) the grant date fair value of performance-based RSUs and time-based RSUs computed under ASC 718.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date
		Threshold ($)	Target ($)	Maximum ($)	Type(3)	Threshold (#)	Target (#)	Maximum (#)

Mondello	10/20/2022	235,313	1,882,500	3,765,000	—	—	—	—	—	—
	10/20/2022				EPS	11,166	55,830	83,745	—	3,333,609
	10/20/2022				TSR	—	55,830	111,660	—	4,643,382
	10/20/2022				TBRS	—	—	—	55,830	3,333,609

Wilson	10/20/2022	185,769	1,486,154	2,972,307	—	—	—	—	—	—
	10/20/2022				EPS	6,140	30,700	46,050	—	1,833,097
	10/20/2022				TSR	—	30,700	61,400	—	2,553,320
	10/20/2022				TBRS	—	—	—	30,700	1,833,097

Dastoor	10/20/2022	107,538	860,308	1,720,615	—	—	—	—	—	—
	10/20/2022				EPS	2,294	11,470	17,205	—	684,874
	10/20/2022				TSR	—	11,470	22,940	—	953,959
	10/20/2022				TBRS	—	—	—	11,470	684,874

Borges	10/20/2022	90,000	720,000	1,440,000	—	—	—	—	—	—
	10/20/2022				EPS	2,066	10,330	15,495	—	616,804
	10/20/2022				TSR	—	10,330	20,660	—	859,147
	10/20/2022				TBRS	—	—	—	10,330	616,804

McCoy	10/20/2022	80,000	640,000	1,280,000	—	—	—	—	—	—
	10/20/2022				EPS	1,786	8,930	13,395	—	533,210
	10/20/2022				TSR	—	8,930	17,860	—	742,709
	10/20/2022				TBRS	—	—	—	8,930	533,210

Creadon	10/20/2022	71,875	575,000	1,150,000	—	—	—	—	—	—
	10/20/2022				EPS	1,508	7,540	11,310	—	450,213
	10/20/2022				TSR	—	7,540	15,080	—	627,103
	10/20/2022				TBRS	—	—	—	7,540	450,213

Katz	10/20/2022	67,500	540,000	1,080,000	—	—	—	—	—	—
	10/20/2022				EPS	1,340	6,700	10,050	—	400,057
	10/20/2022				TSR	—	6,700	13,400	—	557,239
	10/20/2022				TBRS	—	—	—	6,700	400,057

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts for the awards granted October 20, 2022.

(2)

The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based RSUs granted under our Equity Incentive Plan in fiscal year 2023. For additional information related to the performance period, performance measures and targets, see “Compensation Discussion and Analysis”. During the performance period, the NEOs will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of “Compensation Discussion and Analysis” for treatment of dividends under RSU awards. See “Potential Payments Upon Termination or a Change in Control” and “Other Compensation Policies and Considerations” under the “Compensation Discussion and Analysis” for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.

(3)

The type of award refers to awards’ vesting criteria and related terms. “EPS” refers to performance-based RSU awards based on cumulative core EPS (Non-GAAP) targets. “TSR” refers to performance-based RSU awards based on the Company’s total stockholder

Jabil Inc. Fiscal Year 2023 Proxy Statement	39

return relative to the total stockholder return of the companies in the S&P Supercomposite Technology Hardware and Equipment Index. “TBRS” refers to time-based RSU awards, which vest based on continued service.

(4)

The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the performance- and time-based RSUs granted to the NEOs in fiscal year 2023. The grant date fair value of the awards is determined under ASC 718 and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The fair value of each share underlying an EPS performance-based award for this purpose is equal to the closing price per share of a share of our common stock on the grant date and assumes target-level achievement. The fair value of each share underlying a Relative TSR performance-based award for this purpose is measured on the date of grant using a Monte Carlo valuation model, which utilizes multiple input variables to determine the probability of the Company achieving the specified market conditions and assumes target-level achievement.

Outstanding Equity Awards at 2023 Fiscal Year End

The following table provides information regarding outstanding unvested RSU awards held by each of our NEOs as of August 31, 2023. Each grant of unvested RSU awards is shown separately for each NEO.

		Stock Awards

Name	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)

Mondello
	10/15/2020	36,800	4,210,656	184,000	21,053,280
	10/21/2021	37,254	4,262,603	106,440	12,178,865
	10/20/2022	55,830	6,388,069	111,660	12,776,137

Wilson
	10/15/2020	6,440	736,864	32,200	3,684,324
	10/21/2021	6,895	788,926	19,700	2,254,074
	10/20/2022	30,700	3,512,694	61,400	7,025,388

Dastoor
	10/15/2020	6,808	778,971	34,040	3,894,857
	10/21/2021	6,895	788,926	19,700	2,254,074
	10/20/2022	11,470	1,312,397	22,940	2,624,795

Borges
	10/15/2020	6,440	736,865	32,200	3,684,324
	10/21/2021	6,895	788,926	19,700	2,254,074
	10/20/2022	10,330	1,181,959	20,660	2,363,917

McCoy
	10/15/2020	3,588	410,539	8,980	1,027,492
	10/21/2021	3,633	415,688	5,180	592,696
	10/20/2022	8,930	1,021,771	17,860	2,043,541

Creadon
	10/15/2020	2,648	302,984	6,620	757,460
	10/21/2021	2,793	319,575	4,000	457,680
	10/20/2022	7,540	862,727	15,080	1,725,454

Katz
	10/15/2020	4,048	463,172	20,240	2,315,861
	10/21/2021	4,284	490,175	12,240	1,400,501
	10/20/2022	6,700	766,614	13,400	1,533,228

(1)

This column includes (i) time-based RSUs granted in October 2021 and October 2022 that will cease being restricted at the rate of 30% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date. The NEOs will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.

(2)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $114.42, the closing market price of Jabil common stock on August 31, 2023.

Jabil Inc. Fiscal Year 2023 Proxy Statement	40

(3)

These amounts represent the number of shares of performance-based RSUs including the Relative TSR RSUs granted in fiscal years 2022 and 2021. The FY 2023 performance periods and threshold, target, and maximum levels of achievement for performance-based RSUs including the Relative TSR RSUs are described in the “Compensation Discussion and Analysis.” The number of shares and related values as of August 31, 2023, represent the award at target level of achievement. Actual results may cause our NEOs to earn more or fewer shares. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.

(4)

The market value shown was determined by multiplying the number of shares of unearned performance based RSUs at the applicable level of performance described in footnote (3) by $114.42, the closing market price of Jabil common stock on August 31, 2023.

Option Exercises and Stock Vested in Fiscal Year 2023

Our NEOs acquired the following shares upon the vesting of stock awards during fiscal year 2023.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Mondello	375,378	23,481,296

Wilson	84,003	5,644,323

Dastoor	101,525	6,823,193

Borges	84,003	5,644,323

McCoy	16,804	1,031,793

Creadon	17,068	1,051,360

Katz	53,724	3,595,592

(1)

The value realized upon vesting is determined by multiplying the number of shares that vested by Jabil’s closing stock price per share on the day prior to the vesting date. The value realized was determined without considering any taxes that were owed upon vesting.

Non-Qualified Deferred Compensation in Fiscal Year 2023

In fiscal year 2023, we permitted NEOs to elect to defer a portion of salary and annual incentive awards under the Jabil Inc. Executive Deferred Compensation Plan. The following table shows cash compensation that was deferred by our NEOs, the aggregate earnings and aggregate withdrawals or distributions during fiscal year 2023, and the aggregate balance as of August 31, 2023. For additional information on this plan, see the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section.

Name	NEO Contributions in Fiscal Year 2023 ($)	Registrant Contributions in Fiscal Year 2023 ($)	Aggregate Earnings in Fiscal Year 2023 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of August 31, 2023 ($)

Mondello	—	—	—	—	—

Wilson	—	—	—	—	—

Dastoor	—	—	75,417	—	1,806,817

Borges	—	—	—	—	—

McCoy	—	—	—	—	—

Creadon	—	—	—	—	—

Katz	—	—	—	—	—

Potential Payments Upon Termination or a Change in Control

Jabil’s NEOs do not have pre-existing employment or severance agreements. Accordingly, upon a termination with or without cause, or following a change in control or for any other reason, the only cash amounts the applicable NEO(s) receive are salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make a cash severance payment.

Jabil Inc. Fiscal Year 2023 Proxy Statement	41

The Compensation Committee may, in its discretion, award a bonus to our NEOs for the year of retirement, pro-rated for service through the date of retirement. The only other scenarios in which our NEOs may receive additional amounts are in connection with accelerated or continued vesting of outstanding equity awards following a change in control, retirement, death or disability.

In the event of a change in control, awards outstanding under the Equity Incentive Plan will accelerate on the first anniversary of the change in control if the NEO has remained an employee, consultant or non-employee director or, if earlier, on the date the NEO is terminated without cause or resigns for good reason. With respect to the Equity Incentive Plan, the preceding discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. These provisions are more fully discussed in “Compensation Discussion and Analysis – Change in Control Arrangements” above.

In general, upon termination of employment, all unvested RSUs are forfeited unless (i) there is a change in control or (ii) the NEO is retirement-eligible, dies or becomes disabled. Awards that contain retirement, death or disability provisions may vest in whole or in part as discussed in the “Compensation Discussion and Analysis – Other Compensation Policies and Considerations” above.

The following table sets forth the additional amounts that could have been payable or realizable by Jabil and realized by each NEO if termination of his employment were to have occurred as of August 31, 2023, for these scenarios. Amounts payable or realizable upon termination due to a change in control or death would be payable in a lump sum payment. The value upon continued vesting of equity awards (which would occur upon termination due to retirement and termination due to disability) would be realizable upon the respective vesting dates.

	Termination Due to Change in Control ($)	Termination Due to Retirement ($)	Termination Due to Death ($)	Termination Due to Disability ($)

Equity(1)	All unvested RSUs would be accelerated(2), resulting in these values:	Certain unvested performance-based RSUs and time-based RSUs would continue to vest, resulting in these values(3):	Certain unvested performance-based RSUs(4) and all time-based RSUs would vest immediately, resulting in these values:	All unvested time-based RSUs would vest immediately and certain unvested performance– based RSUs(5) would continue to vest, resulting in these values:

Mondello	95,375,821	76,659,569	64,082,523	64,082,523

Wilson	27,725,110	20,765,514	15,330,564	15,330,564

Dastoor	18,234,314	14,575,163	12,073,942	12,073,942

Borges	17,236,801	13,773,308	11,446,005	11,446,005

McCoy	8,259,522	3,830,095	4,722,419	4,722,419

Creadon	6,631,326	-	3,691,113	3,691,113

Katz	10,906,743	-	7,217,461	7,217,461

(1)

With the exception of awards granted in October 2020 that were unvested as of August 31, 2023, all numbers in the chart above represent achievement of the target amount that could be realized under an award at the market closing price on August 31, 2023. The performance period for awards granted in October 2020 that were unvested as of August 31, 2023, has concluded and the actual performance outcome was applied. The only equity grants that were unvested as of August 31, 2023, are restricted stock unit grants.

(2)

In the event of termination without cause or resignation for good reason following a change in control, all unvested restricted stock units would vest immediately, with performance-based restricted stock units vesting at the maximum.

(3)

All named executive officers have retirement eligibility other than Messrs. Creadon and Katz, resulting in extended vesting. Messrs. Creadon and Katz have no retirement eligibility. All awards that remain unvested as of August 31, 2023, would be cancelled. Mr. McCoy has two years of retirement eligibility and would continue to vest in outstanding awards in accordance with the terms of such awards through August 31, 2025. All awards that remain unvested as of such date would be cancelled. Messrs. Mondello, Wilson, Dastoor and Borges’s retirement eligibility would result in vesting of all outstanding awards.

(4)	Performance-based awards would vest immediately on a pro rata basis based on the actual level of the performance targets achieved to date in accordance with the terms of the award.

(5)	Performance-based awards would continue to vest based on the actual level of the performance targets achieved on a pro rata basis in accordance with the terms of the award.

Jabil Inc. Fiscal Year 2023 Proxy Statement	42

CEO Pay Ratio

In accordance with Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median associate. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and is based on our payroll and employment records and the methodology described below. In calculating the pay ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.

Considered Population

As of August 31, 2023, we employed 160,588 associates worldwide that meet the definition of employee under Item 402(u), other than our CEO. As permitted by SEC rules, in order to determine our median associate, we excluded approximately 5% of our total associate population or 7,606 associates outside of the U.S. from the following countries: Vietnam (7,193), and Indonesia (413). Therefore, an aggregate associate population of approximately 152,980 associates was considered (the “considered population”) in determining our median associate.

Identifying our Median Associate

In determining our median associate, we used fiscal year 2023 target total compensation (base salary plus target cash bonus and equity). Adjustments were made to annualize the salaries of all newly hired full-time associates in the considered population who did not work for the entire fiscal year 2023. For associates located outside the U.S., compensation was converted to U.S. dollars using the spot exchange rate as of the last business day of the fiscal year (August 31, 2023). The annual total compensation for our median compensated associate in fiscal 2023 was $8,804.

The fiscal 2023 annual total compensation of Mr. Wilson, our CEO at fiscal year end, was $10,237,971, as set forth in the Summary Compensation Table. The ratio of our CEO’s annual total compensation to our median associate’s annual total compensation was 1,163:1.

To provide some context for the above CEO pay ratio, as a large global manufacturing company, our business operations rely significantly on employees outside the United States. Of the approximate 152,980 associates included in our analysis, more than 93.41% are located outside the United States. The compensation elements and pay levels of our employees differ from country to country based on market trends as well as fluctuations in currency exchange rates. We annually conduct competitive market pay analysis in all of the countries we operate in to help ensure we are competitive with local market practices.

Jabil Inc. Fiscal Year 2023 Proxy Statement	43

Pay Versus Performance
The following tables show the relationship between executive “compensation actually paid” and certain financial performance of the Company as determined under Item 402(v) of Regulation
S-K.
For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Matters – Compensation Discussion and Analysis.”

Year (a)					Average Summary Compensation Table Total for Non-PEO NEOs ($) (3) (d)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income ($) (7) (h)	CANCOI (8) (i)
	Summary Compensation Table Total for PEO ($) (1) (b)		Compensation Actually Paid to PEO ($) (2) (c)				Total Stockholder Return ($) (5) (f)	Peer Group Total Stockholder Return ($) (6) (g)
	Mondello	Wilson	Mondello	Wilson
2023	16,601,000	10,237,971	66,953,485	24,823,983	3,837,569	10,481,156	340.37	143.65	818,000,000	1,733,000,000
2022	16,435,268	N/A	10,587,003	N/A	4,370,388	4,105,552	178.70	129.75	996,000,000	1,543,000,000
2021	15,629,573	N/A	55,963,228	N/A	5,228,688	12,711,957	182.13	144.77	696,000,000	1,241,000,000

(1)
The dollar amounts reported in column (b) are the amounts reported for Mr. Kenneth Wilson, our Chief Executive Officer since May 1, 2023, and for Mr. Mark Mondello, our Chief Executive Officer during the remainder of 2023 and for each of the other years shown in the “Total” column in our Summary Compensation Table. Refer to the “Compensation Matters – Summary Compensation Table”.

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Messrs. Wilson and Mondello as computed in accordance with Item 402(v) of Regulation
S-K
and do not reflect the total compensation actually realized or received by Messrs. Wilson and Mondello, respectively. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the assumptions used are consistent with those disclosed on the grant date, with values changing primarily due to changes in the Company’s stock price and performance on the metrics applicable to those awards.

Compensation Actually Paid to PEO	2023	2023	2022	2021
	Wilson ($)	Mondello ($)	Mondello ($)
Summary Compensation Table Total	10,237,971	16,601,000	16,435,268	15,629,573
Less, value of “Stock Awards” reported in Summary Compensation Table	(6,219,513)	(11,310,600)	(11,110,207)	(11,159,600)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year and were unvested at year-end	13,819,912	25,132,433	10,938,307	23,695,520
Plus, year over year change in fair value of outstanding and unvested equity awards granted in prior years that were unvested at year-end	6,430,336	35,847,153	999,140	26,754,549
Plus (less), change in fair value from the prior year-end through the applicable vesting date of equity awards granted in prior years that vested or were rescinded in the year*	555,277	683,499	(6,675,505)	1,043,186
Compensation Actually Paid to PEO	24,823,983	66,953,485	10,587,003	55,963,228

*Reflects the impact of Mr. Mondello’s voluntarily rescission of the portion of his FY2019 Performance-Based RSUs that was scheduled to vest above target in fiscal year 2022 based on the Company’s Relative TSR performance. Accordingly, Mr. Mondello requested that his payout be capped at the target payout level.

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Mondello for all years shown and Mr. Wilson for 2023) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for these purposes in each applicable year are as follows: (i) for 2023, Mr. Dastoor, Mr. Borges, Mr. Creadon, Mr. McCoy and Mr. Katz; (ii) for 2022, Mr. Dastoor, Mr. Borges, Mr. Wilson, Mr. Johnson and Mr. Loparco; and (iii) for 2021, Mr. Dastoor, Mr. Borges, Mr. Loparco and Mr. Wilson.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Mondello for all years shown and Mr. Wilson for 2023), as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the assumptions used are

Jabil Inc. Fiscal Year 2023 Proxy Statement	44

consistent with those disclosed on the grant date, with values changing primarily due to changes in the Company’s stock price and performance on the metrics applicable to those awards.

Average Compensation Actually Paid to Non-PEO NEOs	2023	2022	2021
Average Summary Compensation Table Total	3,837,569	4,370,388	5,228,688
Less, average value of Stock Awards reported in Summary Compensation Table	(1,822,095)	(1,945,226)	(3,262,453)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year and were unvested at year-end	4,048,739	1,581,509	5,964,144
Plus, average year over year change in fair value of outstanding and unvested equity awards granted in prior years that were unvested at year-end	4,097,774	121,089	4,637,203
Plus (less), average change in fair value from the prior year-end through the applicable vesting date of equity awards granted in prior years that vested in the year	319,169	(22,208)	144,375
Average Compensation Actually Paid to Non-PEO NEOs	10,481,156	4,105,552	12,711,957

(5)
Total Stockholder Return (TSR) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s stock price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) the Company’s stock price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is August 31, 2020.

(6)	The peer group used for this purpose is the following published industry index: S&P MidCap 400 Index.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(8)
The Company-selected Measure is CANCOI, which is described in detail in the section “Compensation Matters – Compensation Discussion and Analysis – NEO Fiscal Year 2023 Compensation.” CANCOI is a
non-GAAP
financial measure. See Annex A to this proxy statement for a reconciliation of GAAP to non-GAAP
financial measures.

Description of Certain Relationships between Information Presented in the Pay versus Performance Table
As described in more detail in the section “Compensation Matters – Compensation Discussion and Analysis,” we designed our compensation program with the intent to align pay with performance. The metrics that the Company uses for both our annual cash incentives and long-term equity incentive awards are selected based on an objective of motivating our executives to drive stockholder value. While the Company utilizes the financial performance metrics listed above to align executive compensation with Company performance, only the most important measure is presented in the Pay Versus Performance table (in accordance with SEC rules) for a particular year.
Moreover, the Company generally seeks to create long-term stockholder value, and therefore does not specifically align the Company’s performance measures with “compensation actually paid” (“CAP”) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Jabil Inc. Fiscal Year 2023 Proxy Statement	45

Compensation Actually Paid and Company TSR
As demonstrated by the following chart, the amount of CAP to the Company’s CEOs for the applicable year and the average amount of CAP to the Company’s other NEOs as a group is aligned with the Company’s cumulative TSR over the three years presented in the table. The alignment of CAP reflects the fact that a significant portion of the compensation paid to our CEOs and to the other NEOs is comprised of equity awards, as described in more detail in “Compensation Matters – Compensation Discussion and Analysis.”

Compensation Actually Paid and Net Income
The following chart demonstrates the amount of CAP to the Company’s CEOs for the applicable year and the average amount of CAP to the Company’s other NEOs as a group in relation to the Company’s net income over the last three fiscal years. The Company does not use net income as a performance measure in the overall executive compensation program.

Jabil Inc. Fiscal Year 2023 Proxy Statement	46

Compensation Actually Paid and CANCOI
The following graph demonstrates the amount of CAP to our CEOs and the average amount of CAP to the Company’s other NEOs as a group in relation to the Company’s CANCOI (as described above and in the Annex to this proxy statement), over the three years presented in the Pay Versus Performance table. While the Company uses numerous financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that CANCOI is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link CAP to the Company’s NEOs, for the most recently completed fiscal year, to Company performance. As described in more detail in “Compensation Matters – Compensation Discussion and Analysis,” the Company utilizes CANCOI when setting goals in the Company’s annual cash incentive program because it views CANCOI as a key corporate metric that takes into account both revenue and expense.

Company TSR and S&P MidCap 400 Index
As demonstrated by the following chart, the Company’s cumulative TSR over the three-year period presented in the table was 240.37% while the cumulative TSR of the peer group presented for this purpose, the S&P MidCap 400 Index, was 43.65% over the three years presented in the table.

Jabil Inc. Fiscal Year 2023 Proxy Statement	47

Financial Performance Measures
As described in greater detail under “Compensation Matters – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. In addition to CANCOI, our Company selected measure, the most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

1.	Margin%
2.	Free Cash Flow
3.	Core EPS
4.	Relative TSR
Equity Compensation Plan Information
The following table provides a summary of our compensation plans under which equity securities of Jabil were authorized for issuance as of August 31, 2023:

PLAN CATEGORY	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Security Holders:
2021 Equity Incentive Plan	3,908,753 (3)	—	8,463,733
2011 Employee Stock Purchase Plan	—	—	9,987,996
TOTAL	3,908,753		18,451,729
Equity Compensation Plans Not Approved by Security Holders:
	—	—	—

(1)	The weighted-average exercise price does not take into account the shares issuable upon vesting of RSUs, which are not options, warrants or rights and have no exercise price.

(2)	All of the shares available for future issuance under the 2021 Equity Incentive Plan may be issued in connection with options, rights, restricted stock or other stock-based awards.

(3)
Amount reflects the number of shares issuable upon vesting of RSUs granted under the Equity Incentive Plan, which represents the maximum number of shares that can vest based on the achievement of certain performance criteria.

Jabil Inc. Fiscal Year 2023 Proxy Statement	48

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal gives our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, in accordance with Section 14A of the Exchange Act, the compensation of our NEOs, as disclosed in this Proxy Statement. At the most recent Annual Meeting of Stockholders held in January 2023, more than 97% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs. Stockholders vote annually on the compensation of our NEOs.

Stockholders are urged to read the “Compensation Discussion and Analysis” section, the compensation tables and the accompanying narrative disclosure set forth in this Proxy Statement. As described in detail in the “Compensation Discussion and Analysis” section, we believe our compensation programs are predominantly performance-based, and are designed to attract, retain and motivate our NEOs, who are critical to our success, and to align their interests with those of our stockholders. The compensation program for our NEOs is composed of the following features, among others:

•

Our Compensation Committee is composed solely of independent directors. The Compensation Committee has established a process for determining compensation for our NEOs, which includes advice from an independent compensation consultant and a review of compensation practices at peer group companies.

•

Our Compensation Committee engages in a robust and comprehensive annual review of the Company’s performance metrics and goals help to ensure that they properly motivate and incent our NEOs to implement our long-term strategy and position Jabil for increased profitability and greater financial strength.

•	Our Compensation Committee receives advice from its independent compensation consultant, which performs no other services for Jabil.

•

A majority of the compensation payable to our NEOs is performance-based, including our annual cash incentive program and our performance-based restricted stock unit awards, which vest over multi-year performance periods, if at all. Over 50% of our NEOs’ target compensation is linked to Jabil’s business and stock price performance.

•	Our compensation philosophy is to pay for performance and our goals are set at challenging levels.

•	We have stock ownership requirements for our NEOs.

•

We have adopted a clawback policy which allows us to recoup certain incentive-based incentive compensation paid to our executive officers in the event we restate financial statements due to material non-compliance with financial reporting requirements. We employ our NEOs “at will” without guaranteed or pre-existing employment, severance or change in control agreements.

•	Our NEOs participate in the same benefit plans as our salaried employees, with little or no special executive perquisites.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Jabil’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is advisory, and therefore not binding on Jabil, the Compensation Committee or the Board of Directors. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements. The Board of Director’s current policy is to hold annual say-on-pay votes, and thus, subject to the Board’s consideration of the results of Proposal 3, the advisory vote on the frequency of advisory votes on executive compensation, we expect that we will conduct our next say-on-pay vote at the Annual Meeting of Stockholders in 2025.

Jabil Inc. Fiscal Year 2023 Proxy Statement	49

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL ENTITLED: “ADOPT A SHAREHOLDER RIGHT TO CALL A SPECIAL SHAREHOLDER MEETING”

We received a stockholder proposal from John Chevedden for consideration at the Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. We have been notified that Mr. Chevedden has continuously owned no fewer than 100 shares of our common stock since August 3, 2020.

If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast will be required to approve the stockholder proposal. This proposal and supporting statement are quoted verbatim below.

STOCKHOLDER PROPOSAL

Proposal 5 — Adopt a Shareholder Right to Call a Special Shareholder Meeting

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting (or the lowest percentage according to state law) regardless of length of stock ownership also in accordance with state law. And to enable street name shareholders and non street name shareholder to have as much equal rights in calling for a special shareholder meeting as allowed by state law.

Calling for a special shareholder meeting is hardly ever used by shareholders but the main point of the right to call for a special shareholder meeting is that it gives shareholders at least significant standing to engage effectively with management.

Management will have an incentive to genuinely engage with shareholders instead of stonewalling if shareholders have a realistic Plan B option of calling a special shareholder meeting. Often the management of a company will claim that shareholders have multiple means to communicate with management — but in most cases these are low impact means that are as effective as mailing a post card to the CEO. A reasonable shareholder right to call a special shareholder meeting is an important step for effective shareholder engagement with management.

Since a special shareholder meeting can be called to replace a director, adoption of this proposal could foster better performance by our directors. For instance Mr. Steven Raymund, with the elevated role of Lead Director and Chair of the Nomination Committee, received 18% in against votes in 2023. And Mr. John Plant received 21% in against votes. Mr. Plant has thus received the highest against votes at Jabil for at least 3-years in a row. This compares unfavorably to less than 1% in against votes for certain other Jabil directors.

With the widespread use of online shareholder meetings it is much easier for management to conduct a special shareholder meeting and our bylaws need to be updated accordingly.

Please vote yes:

Adopt a Shareholder Right to Call a Special Shareholder Meeting — Proposal 5

---

Jabil Inc. Fiscal Year 2023 Proxy Statement	50

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

The Board has carefully considered the proposal. For the reasons outlined below, the Board believes that the proposal is not in the best interests of Jabil and its stockholders. The Board believes that our stockholders’ existing special meeting right, together with our strong governance practices and our robust stockholder engagement program, already provide our stockholders with meaningful opportunities to share their views with the Board and senior management. Therefore, the Board recommends that stockholders vote AGAINST the proposal.

We prioritize strong corporate governance and robust stockholder engagement practices.

As part of our commitment to strong corporate governance, Jabil is focused on providing our stockholders with the ability to voice their important perspectives outside of the annual meeting context. Our investor relations team and senior management regularly meet with our stockholders to solicit their views and perspectives on, among other topics, strategy, financial performance, executive compensation and corporate governance.

Our stockholders already have a meaningful right to call special meetings and the current special meeting right strikes an appropriate balance that protects the interests of all stockholders.

The Board recognizes the importance of providing our stockholders with the meaningful ability to call special meetings in appropriate circumstances. But we believe that right should be appropriately tailored to the Company’s circumstances to prevent abuse. Given our stockholder base, in which three of our largest stockholders currently hold approximately 26.98% of our outstanding shares, we believe our existing special meeting right – which requires holders of least 50% of our outstanding shares to call a special meeting – strikes the appropriate balance for Jabil and our stockholders. If Jabil were to implement the changes requested by the proposal, our largest stockholder would have the ability to unilaterally call a special meeting of all stockholders.

Special meetings require substantial time and resources.

Special meetings require substantial time, effort, and resources, including significant legal and administrative fees, as well as costs for preparing, printing, and distributing materials and soliciting proxies. Accordingly, the Board believes that special meetings should only be held to address extraordinary matters that holders of a significant number of outstanding shares consider to be of sufficient import or urgency that they cannot wait until the next annual meeting.

Our other strong governance policies further empower stockholders and promote Board accountability.

Our Board is committed to strong and effective corporate governance, and we believe that our current corporate governance practices empower stockholders to hold the Board accountable for its decisions, thereby making this proposal unnecessary. In keeping with that commitment, we have implemented numerous corporate governance measures that, together with our existing special meeting right, safeguard our stockholders’ interests:

•	Annual Election of Board of Directors—All Jabil directors are elected annually by the stockholders, and stockholders can remove directors with or without cause.
•	Majority Voting for Election of Board of Directors—Jabil has adopted a majority voting standard for the election of directors in uncontested elections with a director resignation policy.
•

Proxy Access for Director Nominations—Jabil has adopted a proxy access Bylaw provision that allows stockholders owning 3% or more of our outstanding common stock, including groups of up to 20 stockholders who collectively own 3% or more of our outstanding stock, the right to nominate director candidates constituting up to 20% of our Board, and to solicit votes for those candidates using our proxy materials.

•

Majority Voting for Charter and Bylaws Amendments—Jabil’s charter and Bylaws do not have supermajority voting provisions, with stockholders being able to approve binding charter and Bylaw amendments with a majority vote.

•	Independent Board—All directors except the Executive Chairman and the CEO are independent.

For all of these reasons, the Board recommends that you vote AGAINST this proposal.

Jabil Inc. Fiscal Year 2023 Proxy Statement	51

BENEFICIAL OWNERSHIP

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of the Record Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the named executive officers (“NEOs”) listed in the Summary Compensation Table; (iii) all current directors and executive officers of Jabil as a group; and (iv) each person known by Jabil to beneficially own more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership within 60 days of the Record Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 128,647,431 shares of Jabil’s common stock were outstanding as of the Record Date.

Principal Stockholders:	Number of Shares	Percent of Total

The Vanguard Group(1) 100 Vanguard Boulevard, Malvern, PA 19355	14,898,471	11.58%

BlackRock, Inc.(2) 55 East 52nd Street, New York, NY 10055	13,112,896	10.19%

FMR LLC(3) 245 Summer Street, Boston, MA 02210	6,708,675	5.21%

Directors and Nominees:

Anousheh Ansari	38,000	*

Christopher Holland	17,000	*

Mark Mondello(4)	1,403,110	1.09%

John Plant	53,000	*

Steven Raymund	157,508	*

Thomas Sansone(5)	1,387,245	1.08%

James Siminoff	0	*

David Stout	97,000	*

N.V. “Tiger” Tyagarajan	0	*

Kathleen Walters	18,600	*

Kenneth Wilson(6)	88,335	*

Named Executive Officers (other than Messrs. Mondello & Wilson):

Michael Dastoor	2,430	*

Steven Borges	14,175	*

Frederic McCoy	44,959	*

Gerald Creadon	14,890	*

Robert Katz	0	*

All current directors and executive officers as a group (19 persons)	3,376,289	2.62%

                     * Less than one percent.

(1)

Derived from a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 9, 2023, reporting beneficial ownership as of December 31, 2022. According to the Schedule, Vanguard had sole voting power over 0 shares, shared voting power over 72,837 shares, sole dispositive power over 14,692,532 shares and shared dispositive power over 205,939 shares.

(2)

Derived from a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on August 8, 2023, reporting beneficial ownership as of July 31, 2023. According to the Schedule, BlackRock had sole voting power over 12,636,424 shares, shared voting power over 0 shares, sole dispositive power over 13,112,896 shares and shared dispositive power over 0 shares.

(3)

Derived from a Schedule 13G/A filed jointly by FMR LLC (“FMR”) and Abigail P. Johnson on February 9, 2023, reporting beneficial ownership, or that may be deemed to be beneficial ownership, by FMR as of December 30, 2022. According to the Schedule, FMR

Jabil Inc. Fiscal Year 2023 Proxy Statement	52

had sole voting power over 6,523,175, shared voting power over 0 shares, sole dispositive power over 6,708,675 shares and shared dispositive power over 0 shares.
(4)	Mr. Mondello was also Chief Executive Officer, and thus is a NEO and Chairman of the Board.
(5)

Includes (i) 1,012,320 shares (of which 982,320 shares are pledged as collateral to secure certain indebtedness) held by TASAN Limited Partnership, a Delaware limited partnership, of which Tomcat Management, Inc. is the sole general partner; Mr. Sansone is President of Tomcat Management, Inc. and therefore has sole voting and dispositive power over these shares, (ii) 374,325 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power, and (iii) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership.

(6)	Includes 42,440 shares pledged as collateral to secure certain indebtedness.

Jabil Inc. Fiscal Year 2023 Proxy Statement	53

ABOUT THE MEETING

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by:

•	delivering to Jabil’s Corporate Secretary a written notice of revocation or a duly executed proxy with a later date,
•	voting via the Internet or telephone at a later date, or
•	attending the virtual Annual Meeting and voting online.

Solicitation Fees and Expenses

We are making this solicitation and will bear its costs. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we will pay that firm customary fees for those services, which we believe would not be significant.

Quorum; Voting Standards; Abstentions; Broker Non-Votes

A majority of the shares of Jabil common stock outstanding on November 30, 2023 (the “Record Date”) must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum. As of the Record Date, there were 128,647,431 shares of Jabil common stock outstanding.

Each stockholder of record is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the NYSE rules to vote on that particular proposal or elects to vote on a particular proposal without receiving voting instructions from the beneficial owner. Broker non-votes, if any, are not considered shares entitled to vote on any matter.

No dissenters’ or appraisal rights are available with respect to the proposals presently being submitted to the stockholders for consideration at the Annual Meeting.

Proposal 1

Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, a plurality voting standard will apply. In Proposal 1, we have nominated ten directors for election at the Annual Meeting and, because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the election of directors is an uncontested election.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors.

If an incumbent director does not receive more than 50% of the votes actually cast, then the incumbent director will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to

Jabil Inc. Fiscal Year 2023 Proxy Statement	54

the Board of Directors whether to accept such offer. The Board will act on the recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors.”

Proposals 2, 3, 4 and 5

Proposals 2, 4 and 5 are approved by an affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each Proposal. With respect to Proposal 3, the frequency that receives the highest number of votes cast will be the stockholders’ recommendation as to the frequency of future advisory stockholder votes to approve Jabil’s executive compensation. Abstentions and broker non-votes, if any, will have no effect on the approval of Proposals 2, 3, 4 and 5.

Meeting Access and Additional Information

You are entitled to attend the virtual Annual Meeting only if you were a stockholder of record as of Record Date, or you hold a valid proxy for the Annual Meeting. You may attend the Virtual Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/JBL2024 and using your 16-digit control number to enter the meeting provided on the Notice of Internet Availability of Proxy Materials (“Notice”) or your proxy card (if applicable). Please follow the directions, which are posted on the platform during the virtual meeting for technical support if needed. Stockholders whose shares are held in “street name” and who do not receive a control number should consult their voting instruction form or Notice of Internet Availability and may need to obtain a legal proxy from their brokerage firm, bank or other organization in advance of the virtual annual meeting in order to participate.

Voting via the Internet or Telephone

For Shares Directly Registered in the Name of the Stockholder

If your shares are registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), Jabil’s transfer agent, you may vote as set forth on the Notice, or, if you received paper copies in the mail of the proxy materials, by mailing in the proxy or via the Internet or telephone as described in the proxy card.

Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the Notice or the proxy card. Votes submitted via the Internet or telephone by a registered stockholder must be received by 11:59 p.m. (ET) on January 24, 2024.

For Shares Registered in the Name of a Brokerage or Bank

If your shares are held in an account at a brokerage firm, bank or other organization, then you are the beneficial owner of shares held in “street name” and you will receive instructions on how to vote from the holder of record. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (ET) on January 24, 2024.

Notice and Access

We are delivering proxy materials to many stockholders via the Internet under the Notice and Access rules of the SEC. If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request and the proxy materials will be sent promptly to you via the preferred method.

You may elect to receive future notices of meetings and proxy materials electronically via the Internet, if then made available by Jabil. If you have previously consented to Jabil’s Internet delivery program, your consent will remain in effect until you cancel your enrolment, which you are free to do at any time. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the proxy materials. Instructions to participate in the Internet delivery program are set forth on the Notice and proxy card. When next year’s proxy materials are available, you may be sent an e-mail telling you how to access them electronically. Please note that, while we are using the rules enacted by the SEC regarding the electronic distribution of proxy materials on websites, as

Jabil Inc. Fiscal Year 2023 Proxy Statement	55

opposed to being mailed, we may decide to change our procedures for the distribution of our proxy materials next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Deadline for Receipt of Stockholder Proposals for Jabil’s Next Annual Meeting in January 2025.

Proposals that are intended to be presented by such stockholders at Jabil’s Annual Meeting of Stockholders in 2025 pursuant to Rule 14a-8 promulgated under the Exchange Act must be submitted and comply with all applicable requirements of Rule 14a-8 and must be received by Jabil no later than August 10, 2024, in order to be considered for possible inclusion in the Proxy Statement and form of proxy relating to that meeting.

If a stockholder or group of stockholders intends to nominate one or more director nominees to be included in Jabil’s proxy materials for Jabil’s Annual Meeting of Stockholders in 2025 pursuant to the proxy access provisions of our Bylaws, proper written notice of any such nomination must be received by our Corporate Secretary at 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716, Attention: Corporate Secretary no earlier than the close of business on July 11, 2024 and not later than the close of business on August 10, 2024, and the nominating stockholder(s) and director nominee(s) must otherwise comply with the requirements specified in our Bylaws. If the date of Jabil’s Annual Meeting of Stockholders in 2025 is more than 30 days before or after the anniversary of the Annual Meeting of Stockholders in 2024, such notice must be received not earlier than the close of business on the 150th day prior to such meeting and not later than the close of business on the later of the 120th day prior to such meeting or the 10th day following the public announcement of the meeting date. Any such notice must include the information specified in our Bylaws.

Our Bylaws provide that, for any stockholder proposal or director nomination (other than stockholder proposals submitted under Rule 14a-8 and director nominations submitted under the proxy access provisions of our Bylaws) to be properly presented at the Annual Meeting of Stockholders in 2025, our Corporate Secretary must receive notice of the matter no later than August 10, 2024. Any such notice must be mailed to our corporate headquarters located at 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716, Attention: Corporate Secretary. Any such notice must include the information specified in our Bylaws and otherwise comply with the advance notice provisions of our Bylaws (which includes the timing and other requirements for nominations for which a stockholder intends to solicit proxies pursuant to Rule 14a-19 promulgated under the Exchange Act).

Eliminating Duplicate Mailings

We have adopted a procedure called “householding” under which we may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of the stockholders. This procedure reduces the environmental impact of our annual meetings and printing and mailing costs. Stockholders who participate in householding will continue to be able to vote separately. If you wish to receive a separate copy of the Proxy Statement and Annual Report or if you wish to receive separate copies of future annual reports and proxy statements, then you may contact our Investor Relations Department by (i) mail at Jabil Inc., Attention: Investor Relations, 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716, (ii) telephone at (727) 577-9749, or (iii) email at investor_relations@Jabil.com, and we will promptly deliver a separate copy to you.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the bank, broker, or other organization that holds your shares to request information about eliminating duplicate mailings.

Jabil Inc. Fiscal Year 2023 Proxy Statement	56

Other Procedural Matters

Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend. Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting, and a copy will be provided without charge upon the written request of any stockholder entitled to vote at the Annual Meeting. Such request should be directed to our Investor Relations Department by mail at Jabil Inc., Attention: Investor Relations, 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716.

THE BOARD OF DIRECTORS

St. Petersburg, Florida

December 12, 2023

Jabil Inc. Fiscal Year 2023 Proxy Statement	57

Appendix A

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

Jabil presents certain non-GAAP financial measures within the meaning of the SEC’s Regulation G in this Proxy Statement. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. Also, our “core” financial measures should not be construed as an inference by us that our future results will be unaffected by those items that are excluded from our “core” financial measures.

Jabil believes that the non-GAAP “core” financial measures set forth below are useful to facilitate evaluating the past and future performance of our ongoing manufacturing operations over multiple periods on a comparable basis by excluding the effects of the amortization of intangibles, stock-based compensation expense and related charges, restructuring, severance and related charges, distressed customer charges, acquisition and integration charges, loss on disposal of subsidiaries, settlement of receivables and related charges, impairment of notes receivable and related charges, goodwill impairment charges, business interruption and impairment charges, net, loss on debt extinguishment, (gain) loss on securities, income (loss) from discontinued operations, gain (loss) on sale of discontinued operations and certain other expenses, net of tax and certain deferred tax valuation allowance charges. Among other uses, management uses non-GAAP “core” financial measures to make operating decisions, assess business performance and as a factor in determining certain employee performance when evaluating incentive compensation.

Jabil determines the tax effect of the items excluded from “core” earnings and “core” diluted earnings per share based upon evaluation of the statutory tax treatment and the applicable tax rate of the jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain jurisdictions where we do not expect to realize a tax benefit (due to existing tax incentives or a history of operating losses or other factors resulting in a valuation allowance related to deferred tax assets), a reduced or 0% tax rate is applied.

Adjusted free cash flow is defined as net cash provided by (used in) operating activities less net capital expenditures (acquisition of property, plant and equipment less proceeds and advances from the sale of property, plant and equipment). We report adjusted free cash flow as we believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally and fund future growth and to provide a return to stockholders.

For additional information about non-GAAP financial measures, see our Form 10-K for the period ended August 31, 2023, under “MD&A-Non-GAAP (Core) Financial Measures.”

Jabil Inc. Fiscal Year 2023 Proxy Statement	A-1

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth below.

(in millions, except for per share data)	August 31, 2023	August 31, 2022	August 31, 2021

Operating income (U.S. GAAP)	$1,537	$1,393	$1,055

Amortization of intangibles	33	34	47

Stock-based compensation expense and related charges	95	81	102

Restructuring, severance and related charges(1)	57	18	10

Net periodic benefit cost(2)	11	17	24

Business interruption and impairment charges, net	-	-	(1)

Acquisition and integration charges	-	-	4

Adjustments to operating income	196	150	186

Core operating income (Non-GAAP)	$1,733	$1,543	$1,241

Net income attributable to Jabil Inc. (U.S. GAAP)	$818	$996	$696

Adjustments to operating income	196	150	186

Loss on debt extinguishment	-	4	-

Gain on securities	-	-	(2)

Net periodic benefit cost(2)	(11)	(17)	(24)

Adjustments for taxes(3)	169	(28)	(3)

Core earnings (Non-GAAP)	$1,172	$1,105	$853

Diluted earnings per share (U.S. GAAP)	$6.02	$6.90	$4.58

Diluted core earnings per share (Non-GAAP)	$8.63	$7.65	$5.61

Diluted weighted average shares outstanding (U.S. GAAP and Non-GAAP)	135.9	144.4	152.1

(1)	Recorded during the fiscal year ended August 31, 2023, related to headcount reduction to further optimize our business activities.

(2)

Pension service cost is recognized in cost of revenue and all other components of net periodic benefit cost, including return on plan assets, are presented in other expense. We are reclassifying the pension components in other expense to core operating income as we assess operating performance, inclusive of all components of net periodic benefit cost, with the related revenue. There is no impact to core earnings or diluted core earnings per share for this adjustment.

(3)

The adjustment for taxes for the fiscal year ended August 31, 2023, primarily relates to a change in the indefinite reinvestment assertion associated with operations that have been classified as held for sale.

	Fiscal Year Ended
(in millions)	August 31, 2023	August 31, 2022

Net cash provided by operating activities (U.S. GAAP)	$1,734	$1,651

Acquisition of property, plant and equipment(1)	(1,030)	(1,385)

Proceeds and advances from sale of property, plant and equipment	322	544

Adjusted free cash flow (Non-GAAP)	$1,026	$810

(1)

Certain customers co-invest in property, plant, and equipment (“PP&E”) with us. As we acquire PP&E, we recognize the cash payments in acquisition of PP&E. When our customers reimburse us and obtain control, we recognized the cash receipts in proceeds and advances from the sale of PP&E.

Jabil Inc. Fiscal Year 2023 Proxy Statement	A-2

JABIL INC.

10800 ROOSEVELT BOULEVARD NORTH

ST. PETERSBURG, FLORIDA 33716

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/JBL2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	V27139-P00540	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JABIL INC.

The Board of Directors recommends a vote FOR all ten (10) director nominees listed, FOR Proposals 2 and 4, 1 Year for Proposal 3 and AGAINST Proposal 5.

1.	Elect eight directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

Nominees:	For	Against	Abstain

1a. Anousheh Ansari	☐	☐	☐

1b. Christopher S. Holland	☐	☐	☐

1c. Mark T. Mondello	☐	☐	☐

1d. John C. Plant	☐	☐	☐

1e. Steven A. Raymund	☐	☐	☐

1f. James Siminoff	☐	☐	☐

1g. David M. Stout	☐	☐	☐

1h. N.V. "Tiger" Tyagarajan	☐	☐	☐

1i. Kathleen A. Walters	☐	☐	☐

1j. Kenneth S. Wilson	☐	☐	☐

		For	Against	Abstain

2.	Ratify the appointment of Ernst & Young LLP as Jabil's independent registered public accounting firm for the fiscal year ending August 31, 2024.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

3.	Approve (on an advisory basis) the frequency of future advisory stockholder votes to approve Jabil’s executive compensation. ☐	☐	☐	☐

		For	Against	Abstain

4.	Approve (on an advisory basis) Jabil's executive compensation.	☐	☐	☐

		For	Against	Abstain

5.	Consider and act upon the stockholder proposal described in this proxy statement, if properly presented at the Annual Meeting.	☐	☐	☐

Stockholders also will consider any other matters that may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V27140-P00540

JABIL INC. Annual Meeting of Stockholders January 25, 2024 10:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints KRISTINE MELACHRINO and SUSAN WAGNER-FLEMING, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Inc., to be held virtually at www.virtualshareholdermeeting.com/JBL2024, on Thursday, January 25, 2024, at 10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting and any adjournment or postponement thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS JABIL'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2024, (3) 1 YEAR FOR THE APPROVAL (ON AN ADVISORY BASIS) THE FREQUENCY OF FUTURE ADVISORY STOCKHOLDER VOTES TO APPROVE JABIL'S EXECUTIVE COMPENSATION, (4) FOR THE APPROVAL (ON AN ADVISORY BASIS) OF JABIL'S EXECUTIVE COMPENSATION AND (5) AGAINST THE STOCKHOLDER PROPOSAL DESCRIBED IN THIS PROXY STATEMENT.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY INTERNET OR BY TELEPHONE.

Continued and to be signed on reverse side